PROSPECTUS SUPPLEMENT (to Prospectus, dated November 4, 2005)	Filed Pursuant to Rule 424(b)(5) File No. 333-128872

Republic of Panama

Invites the holders of

10.75% U.S. Dollar-Denominated Global Bonds due 2020 (ISIN: US 698299AM62)

(the “2020 Bonds”);

9.375% Global Bonds due 2023 (ISIN: US698299AS33) (the “2023 Bonds”);

8.875% U.S. Dollar-Denominated Global Bonds due 2027 (ISIN: US698299AD63)

(the “2027 Bonds”);

9.375% U.S. Dollar-Denominated Global Bonds due 2029 (ISIN: US698299AK07)

(the “2029 Bonds”); and

8.125% Global Bonds due 2034 (ISIN: US698299AT16) (the “2034 Bonds”, and, together with the

2020 Bonds, the 2023 Bonds, the 2027 Bonds and the 2029 Bonds, the “old bonds”),

to submit, in a reverse modified Dutch auction, offers to

exchange such bonds for

U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (the “2036 Bonds”)

(this transaction, as contemplated by this prospectus supplement and the accompanying prospectus, is referred to as the “invitation”)

THE INVITATION WILL COMMENCE TODAY, JANUARY 10, 2006, AND EXPIRE AT 4:30 P.M. (NEW YORK CITY TIME) ON JANUARY 17, 2006, UNLESS EXTENDED OR EARLIER TERMINATED. PANAMA REFERS TO THIS DATE, AS SO EXTENDED OR EARLIER TERMINATED, AS THE “EXPIRATION DATE.” THE 2036 BONDS WILL BE READY FOR DELIVERY IN BOOK-ENTRY FORM ONLY THROUGH THE FACILITIES OF THE DEPOSITORY TRUST COMPANY, OR DTC ON OR ABOUT JANUARY 26, 2006.

The 2036 Bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to the 2020 Bonds, the 2023 Bonds, the 2027 Bonds, the 2029 Bonds and much of Panama’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the 2036 Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, Panama may amend the payment provisions of the 2036 Bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2036 Bonds.

Application has been made to list the 2036 Bonds on the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. This prospectus supplement, dated January 10, 2006, together with the prospectus dated November 4, 2005, constitutes a prospectus within the meaning of article 5 of directive 2003/71/EC.

Neither the Securities and Exchange Commission nor any other regulatory body in the United States has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Joint Dealer Managers for the invitation are:

HSBC	JPMorgan

The date of this prospectus supplement is January 10, 2006.

In making your investment decision, you should rely only on your examination of Panama and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone to provide you with different information. This document may only be used where it is legal to offer and sell the 2036 Bonds. Panama is not making an offer of these securities in any state or other jurisdiction where the offer is not permitted.

SUMMARY

This summary should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the bonds by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

The Issuer

Overview

Panama is located on the narrowest point of the Central American isthmus, which connects the continents of North America and South America. It has a coastline of approximately 1,868 miles on the Caribbean Sea and Pacific Ocean, and is bordered on the east by Colombia and on the west by Costa Rica. Panama has a national territory of approximately 29,157 square miles situated within its coastline and 345 miles of land borders, and includes numerous coastal islands. The Panama Canal, one of the most important commercial waterways in the world, which connects the Atlantic and Pacific Oceans, bisects the country running northwest to southeast.

As of December 31, 2004, Panama had an estimated population of 3.17 million and a population density of 108.7 people per square mile. Panama City, Panama’s capital and its largest city, is the political, financial, commercial, communications and cultural center of Panama. Panama City’s population is estimated to comprise 14.0% of Panama’s total population. Other principal cities are San Miguelito, a suburb of Panama City (estimated to comprise 10.5% of the total population), and Colón, located at the northern terminus of the Panama Canal (estimated to comprise 1.2% of the total population).

Government

Panama is a republic with a representative form of government. In 1972, the original version of the current Constitution was adopted (the fourth in Panama’s history), setting forth the structure of the Government, individual and collective rights and duties, and the division of powers among the executive, legislative and judicial branches.

Executive power is vested in the President and the presidentially appointed Ministers, who constitute the Cabinet. The President, the First Vice-President and the Second Vice-President are each elected by direct, universal suffrage for a term of five years. The President and Vice-Presidents may not be reelected to the same office within ten years after the expiration of their term. In the event the President is unable to finish a term, the First Vice-President would succeed to the presidency.

National legislative power is vested in the National Assembly (“Assembly”), Panama’s unicameral legislative body. The number of electoral circuits, each comprising between 20,000 and 40,000 persons, determines the number of legislators; as of December 31, 2004, the Assembly consisted of 78 members. The full Assembly is elected by universal suffrage every five years. Members of the Assembly are not subject to limits on the number of terms in office to which they may be elected. The Assembly has, among other powers, the power to enact legislation, ratify treaties, approve the budget and ratify the appointment of the Comptroller General, the Attorney General and justices of the Supreme Court of Justice (the “Supreme Court”).

Judicial power is vested in the Supreme Court and various lower tribunals. The President appoints the nine justices of the Supreme Court for staggered ten-year terms, with two justices being selected every two years, subject to ratification by the Assembly. Lower court judges are appointed by the Supreme Court. The judicial branch prepares its own budget and sends it to the executive branch for inclusion in the general budget presented to the Assembly for approval. The Supreme Court is the final court of appeal and has the power to declare null and void laws, regulations or other acts of the executive or legislative branches that conflict with the Constitution.

Panama is administratively divided into nine provinces and three territories. In each province, executive power is exercised by a governor who is appointed by the President. There are no provincial legislative or judicial bodies. Provincial governments do not have independent budgets. Within each province are municipalities that are, in turn, divided into precincts. Each municipality has a municipal council and a mayor, who exercises executive power. Mayors and members of municipal councils are elected by direct, universal suffrage for five-year terms. Municipalities levy and collect municipal taxes and adopt their own budgets for financing local projects.

Martin Torrijos, a leader of the Partido Revolucionario Democrático (“PRD”), was elected president of Panama for a five-year term with 47.4% of the vote and took office on September 1, 2004. President Torrijos’ initial development plan, Alianza para la Patria Nueva (or “Alliance for a New Homeland”), contemplates wide-ranging reforms, including reforms to the Constitution, fiscal system, public sector, and judiciary. Dr. Ricaurte Vásquez Morales serves as Panama’s Minister of Economy and Finance.

Selected Panamanian Economic Indicators(1)

The following table sets forth Panama’s principal economic indicators for the years 2000 through 2004:

	2000(R)		2001(R)		2002(R)	2003(E)		2004(E)
Economic Data:

GDP(2)	$11,621		$11,808		$12,272	$12,862	(P)	$13,734
GDP (constant dollars)(3)	11,371		11,436		11,691	12,196	(P)	12,957

GDP (% change, constant dollars)(3)	2.7%		0.6%		2.2%	4.3	%(P)	6.2%
Service Sector (% change, constant dollars)(3)(4)	6.3%		1.8%		1.0%	3.7%		7.0%
Other (% change, constant dollars)(3)(5)	(0.6)%		(5.5)%		(0.6)%	7.4%		6.7%

Population (millions)	2.85		2.90		3.06	3.12		3.17
CPI (% change)(6)	0.7%		0.0%		1.8%	1.7%		1.5%
Unemployment	. . .		11.2%		10.9%	10.9%		9.2%

Public Finance:

Total Consolidated Non-Financial Public Sector Revenues	$2,860		$2,809		$2,792	$2,869		$2,995
Total Consolidated Non-Financial Public Sector Expenditures (7)	2,587		2,689		2,763	3,020		3,194
Overall Surplus (Deficit)	(94)		(289)		(415)	(623)		(691)
As % of Current GDP(2)	(0.8)%		(2.4)%		(3.4)%	(4.8)%		(5.0)%
Central Government Surplus (Deficit)	$(152	)(P)	$(342	)(P)	$(345)	$(489)		$(768)
As % of Current GDP(2)	(1.3)%		(2.9)%		(2.8)%	(3.8)%		(5.6)%

Public Debt (at December 31):

Internal Debt	$2,128		$2,138		$2,172	$2,158		$2,758
External Debt	5,604		6,263		6,349	6,504		7,219
Total Public Debt	7,732		8,401		8,521	8,662		9,977
Public Debt (as % of current GDP)(2)
Internal Debt	18.3%		18.1%		17.7%	16.8%		20.1%
External Debt	48.2		53.0		51.7	50.6		52.6

Trade Data:

Exports (f.o.b.) Goods (8)	$5,839		$5,992		$5,315	$5,049		$5,886
Imports (c.i.f.) Goods (8)	$(6,981)		$(6,689)		$(6,350)	$(6,162)		$(7,471)
Merchandise Trade Balance	$(1,143)		$(696)		$(1,035)	$(1,113)		$(1,585)
Current Account Surplus (Deficit)	$(716)		$(174)		$(96)	$(437)		$(1,104)
Overall Balance of Payments Surplus (Deficit) (9)	$(328)		$644		$146	$(153)		$(395)
Total Official Reserves (at December 31)(10)	$707		$1,075		$1,166	$992		$611

. . .	Not Available.
(R)	Revised figures.
(E)	Estimated figures.
(P)	Preliminary figures.
(1)	All monetary amounts in millions of U.S. dollars at current prices, unless otherwise noted.
(2)	Nominal GDP figures reflect a revised base year of 1996.
(3)	Constant GDP figures are based on 1996 constant dollars.
(4)	Including real estate, public administration, commerce, hotels and restaurants, financial services, the Colón Free Trade Zone, Panama Canal, transportation and communications and public utilities.
(5)	Including manufacturing, agriculture and construction.
(6)	End of period. The CPI figure for 2004 has been calculated using a newly-adopted methodology and a revised base year of 2002. Figures prior to 2004 have been calculated using an earlier methodology with a base year of 1987.
(7)	Excluding interest on external debt.
(8)	Including the Colón Free Trade Zone.
(9)	Figures were calculated pursuant to the V Version of the Balance of Payments Manual prepared by the IMF.
(10)	Including Panama’s reserve position at the IMF, Special Drawing Rights (SDR) holdings and deposits abroad and foreign currency holdings of the National Bank of Panama.

Sources: Directorate of Analysis and Economic Policies Office of the Comptroller General, the National Bank of Panama and Ministry of Economy and Finance.

The Invitation

General	Panama is inviting holders of 2020 Bonds, 2023 Bonds, 2027 Bonds, 2029 Bonds and 2034 Bonds specified on the cover of this prospectus supplement (together, the “old bonds”) to submit one or more offers to exchange old bonds for newly issued 2036 Bonds, on the terms and subject to the conditions described in this prospectus supplement and the accompanying prospectus (which transaction is referred to in this prospectus supplement as the “invitation”). Offers to exchange old bonds for 2036 Bonds pursuant to the invitation are sometimes referred to as “exchange offers.”

For certain summary information relating to the old bonds, see “The Old Bonds.” For a description of the 2036 Bonds, see “Description of the 2036 Bonds.”

Purpose; Use of Proceeds	The invitation is part of a broader program implemented by Panama in an effort to manage its external liabilities. In addition, the issuance of the 2036 Bonds is intended to provide a liquid, sovereign-risk benchmark for Panama.

Exchange of Old Bonds for 2036 Bonds	If you offer to exchange old bonds for 2036 Bonds pursuant to the invitation and Panama accepts your exchange offer, you will receive, in exchange for each U.S.$1,000 of principal amount of the series of old bonds being exchanged, a principal amount of 2036 Bonds equal to:

U.S.$1,000	x	the relevant Old Bond Exchange Price
the 2036 Bond Issue Price

subject to the rounding and accrued interest payment considerations discussed below.

For purposes of these formulas, the “Old Bond Exchange Price” is the price per U.S.$1,000 of principal amount for the relevant series of old bonds as determined pursuant to the reverse modified Dutch auction, and the “2036 Bond Issue Price” is the price per U.S.$1,000 principal amount set for the 2036 Bonds (as described below).

If your old bonds are accepted in exchange for 2036 Bonds, in addition to any 2036 Bonds you may be entitled to, you will receive an amount in cash in U.S. dollars equal to the accrued but unpaid interest from the last interest payment date for each relevant old bond on the outstanding principal amount of your old bonds accepted for exchange to (but not including) the settlement date.

Because Panama will issue 2036 Bonds only in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof, the aggregate principal amount of the 2036 Bonds that will be issued to any exchanging bondholder pursuant to all of its accepted exchange offers, if not an integral multiple of U.S.$1,000, will be rounded downward to the nearest integral multiple of U.S.$1,000, and you will receive an amount in cash in U.S. dollars in respect of such rounding equal to the decrease in aggregate principal amount of the 2036 Bonds that you will receive as a result of such rounding multiplied by the 2036 Bond Issue Price.
A “series” of old bonds refers to each series of old bonds listed on the cover of this prospectus supplement.

Calculation of 2036 Bond Issue Price

Panama will, in its sole discretion, determine the “2036 Bond Coupon,” which is the interest rate on the 2036 Bonds, on the announcement date. The 2036 Bond Coupon will be selected so that it is the lowest multiple of 1/8 that results in a price equal to or greater than U.S.$980 per U.S.$1,000 principal amount of 2036 Bonds (the “2036 Bond Issue Price”).

As more fully described in this prospectus supplement, the 2036 Bond Issue Price will be a price per U.S.$1,000 principal amount of 2036 Bonds (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) that results in a yield to maturity of the 2036 Bonds on the Settlement Date equal to the sum of:

•      the 2031 UST Benchmark Rate, plus

•      the 2036 Bond Spread.

The “2031 UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page PX1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Panama in its sole discretion if the Bloomberg U.S. Treasury Pricing Monitor is not available or is manifestly erroneous, as of approximately thirty minutes before the announcement time on the announcement date, for the U.S. Treasury 5.375% Bond due February 15, 2031.

The “2036 Bond Spread” will be determined by Panama in its sole discretion and announced at or around 9:00 A.M., New York City time, on the expiration date, as more fully described in this prospectus supplement.

Panama will calculate the 2036 Bond Issue Price in accordance with the methodology and formula in Annex B, which underlie the hypothetical calculations contained in Annex A.

Calculation of Old Bond Exchange Prices

The Old Bond Exchange Price for the old bonds will be a price per U.S.$1,000 principal amount of old bonds (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) intended to result in a yield to maturity on the Settlement Date equal to the sum of:

•      the 2031 UST Benchmark Rate, plus

•      the clearing spread for the relevant series, which may not be greater than the maximum clearing spread for that series, as described more fully in this prospectus supplement.

The “2031 UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page PX1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Panama in its sole discretion if the Bloomberg U.S. Treasury Pricing Monitor is not available or is manifestly erroneous, as of approximately thirty minutes before the announcement time on the announcement date, for the U.S. Treasury 5.375% Bond due February 15, 2031.

Risk Factors

The invitation is subject to certain risks, including:

•      If the invitation is completed, the trading market for the old bonds not exchanged may become illiquid, which may adversely affect the market value of the old bonds;

•      There is no established trading market for the 2036 Bonds, and the price at which the 2036 Bonds will trade in the secondary market is uncertain;

•      The 2036 Bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders;

•      Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it;

•      Certain economic risks are inherent in any investment in an emerging market country such as Panama;

•      Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits; and

•      An adverse change in Panama’s debt-to-GDP ratio could increase the burden of servicing Panama’s debt.

For further information, see “Risk Factors.”

Minimum Issue Size	Panama reserves the right, in its sole and absolute discretion, not to issue any 2036 Bonds pursuant to the invitation. If Panama decides to issue any 2036 Bonds pursuant to the invitation, it will issue at least U.S.$500,000,000 aggregate principal amount of 2036 Bonds.

Invitation	The invitation commences today, January 10, 2006, and expires at 4:30 P.M., New York City time, on January 17, 2006, unless Panama, in its sole and absolute discretion, extends it or terminates it earlier. We refer to the date on which the invitation expires as the “expiration date.”

Reverse Modified Dutch Auction; Competitive and Noncompetitive Offers

Your exchange offer may be either:

•      a “competitive offer”, which specifies with respect to the relevant series of old bonds the highest spread over the 2031 UST Benchmark Rate that you would accept as the clearing spread for your old bonds (your “offer spread”); or

•      a “noncompetitive offer”, which does not specify any such spread, or which specifies an offer spread that is equal to or greater than the maximum clearing spread announced by Panama.

If you elect to submit a competitive offer, your offer spread must be expressed as a percentage and only in increments of 0.01%.

If you submit a competitive offer and Panama accepts your competitive offer, you will be entitled to the benefit of the applicable clearing spread, even if you specified a higher spread in your competitive offer. If, however, you specify a spread that is lower than the clearing spread selected by Panama for the relevant series of old bonds, you will not be entitled to participate in the exchange of the old bonds for the 2036 Bonds.

Alternatively, if you submit a noncompetitive offer and Panama accepts your noncompetitive offer, you will be entitled to the benefit of the clearing spread which will be equal to or lower than the maximum applicable clearing spread announced by Panama.

Old bonds may be offered for exchange only in an authorized denomination, with a minimum exchange offer requirement of U.S.$1,000 of the principal amount (whether you submit a competitive or a noncompetitive offer). There is no limit on the principal amount of old bonds that may be offered for exchange.

Proration	All offers, including noncompetitive offers, may be subject to proration. See “Terms of the Invitation—Procedures for Submitting Exchange Offers—Acceptance of Offers; Proration.”

Offer Procedures

General

If you wish to submit an exchange offer pursuant to the invitation, you must deliver or arrange to have delivered your exchange offer as described below under “Terms of the Invitation—Invitation Procedures—Procedures for Submitting Exchange Offers.”

You may make your offer in the form of a competitive offer or a noncompetitive offer.

Competitive Offers

You may submit one or more competitive offers by submitting or causing to be submitted your exchange offer including offer spreads for each relevant series of old bonds to the clearing systems. Competitive offers must specify:

•      a maximum spread lower than the maximum clearing spread announced by Panama that you would be willing to accept as a clearing spread; this maximum offer spread is your “offer spread”, and

•      the series and original principal amount of old bonds that you are willing to exchange for 2036 Bonds at your offer spread.

If your competitive offer is accepted by Panama, you will be entitled to the benefit of the clearing spread, even if you specified an offer spread higher than the clearing spread in your competitive offer.

Noncompetitive Offers

You may submit a noncompetitive offer by specifying the series and principal amount of old bonds that are the subject of your noncompetitive offer without designating an offer spread, or by specifying an offer spread that is equal to or greater than the maximum clearing spread announced by Panama. If Panama accepts your noncompetitive offer, you will be entitled to the benefit of the clearing spread.

Old Bonds Held Through Euroclear or Clearstream, Luxembourg

If you desire to offer your old bonds and your old bonds are held through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg to deliver your exchange offer, which includes your bond instructions, to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg. Only a direct participant in Euroclear or Clearstream, Luxembourg may submit an exchange offer to Euroclear or Clearstream, Luxembourg.

Old Bonds Held Through DTC

If you hold old bonds through The Depository Trust Company (“DTC”), you must arrange for a direct participant in DTC to submit your exchange offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the invitation is eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the holder of the old bonds must electronically transmit its submission of an exchange offer by causing DTC to irrevocably transfer old bonds in the participant’s account to the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such a transfer.

DTC will only process exchange offers submitted through DTC’s ATOP system at or prior to 4:15 P.M., New York City time, on the expiration date. Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your exchange offer must be received by the exchange agent at or prior to 4:30 P.M., New York City time, on the expiration date.

Exchange Offers Submitted by the Dealer Managers

You may request that a Joint Dealer Manager submit an exchange offer on your behalf. In order to do this, you will need to communicate your request to such Joint Dealer Manager, who is under no obligation to act on your behalf and may impose additional conditions on exchange offers made by such Joint Dealer Manager on your behalf. Panama will not require any holder making an exchange offer through a Joint Dealer Manager or a Joint Dealer Manager submitting an exchange offer on its own behalf to deliver blocking or bond instructions prior to the expiration date. But the holder from whose DTC, Euroclear or Clearstream, Luxembourg account the old bonds will be debited, or the Joint Dealer Manager, must deliver, and DTC, Euroclear or Clearstream, Luxembourg, as applicable, must receive, blocking or bond instructions with respect to any such exchange offers accepted by Panama no later than one trading day after the announcement date.

Old Bonds Held By Custodians

If you hold your old bonds through a custodian, you may not submit an exchange offer directly. You should contact that custodian to submit an exchange offer on your behalf.

Luxembourg Procedures

If you are in Luxembourg, you may contact and submit, or arrange to have submitted, your exchange offer to the Luxembourg exchange agent according to one of the methods described above. If you submit, or arrange to have submitted, your exchange offer to the Luxembourg exchange agent, you must simultaneously copy the exchange agent on such submission in order for your exchange offer to be properly submitted. Any services in connection with the invitation may be performed in Luxembourg, at the offices of the Luxembourg exchange agent, where all information and documentation in connection with the invitation will be available free of charge.

Certain Deemed Representations, Warranties and Undertakings

If you submit an exchange offer with respect to old bonds and thereby offer to exchange them pursuant to the invitation, you will be deemed to have made certain acknowledgments, representations, warranties and undertakings to Panama, the information agent, the exchange agent, the Luxembourg exchange agent and the Joint Dealer Managers. See “Holders’ Representations, Warranties and Undertakings.”

Custodians, direct participants and clearing systems might have deadlines prior to the expiration date for receiving instructions and should be contacted as soon as possible to ensure the proper and timely delivery of instructions.

Irrevocability; Withdrawal Rights	Your exchange offer will become irrevocable upon expiration of the invitation on the expiration date, which unless extended or earlier terminated by Panama shall be at 4:30 P.M., New York City time, on January 17, 2006. However, any exchange offers may be withdrawn prior to the expiration of the invitation on the expiration date in accordance with the procedures described below under “Terms of the Invitation—Irrevocability; Withdrawal Rights” in this prospectus supplement.

Acceptance of Exchange Offers; Determination of Clearing Spreads	On the announcement date, Panama, after reviewing the exchange offers made in the invitation pursuant to the reverse modified Dutch auction, will determine in its sole and absolute discretion whether to accept any exchange offers. If Panama elects to accept any exchange offers, it will select in its sole and absolute discretion the clearing spread for each series of the old bonds.

Announcement of Results

At or around 11:00 A.M., New York City time, on the announcement date, Panama will announce:

•      the clearing spread for each series of the old bonds accepted in exchange for 2036 Bonds and the resulting Old Bond Exchange Price for each series of the old bonds accepted in exchange for 2036 Bonds pursuant to the reverse modified Dutch auction;

•      the 2031 UST Benchmark Rate;

•      the aggregate principal amount of each series of old bonds accepted in exchange for 2036 Bonds (which could, in the case of any series, be zero);

•      the aggregate principal amount of 2036 Bonds to be issued pursuant to the invitation (which could be zero);

•      the 2036 Bond Coupon;

•      the 2036 Bond Issue Price; and

•      information concerning any applicable proration.

We refer to the date on which these announcements are made as the “announcement date.” We refer to the time at which these announcements are made as the “announcement time.”

Original Issue Discount	It is not anticipated that the 2036 Bonds will be issued with original issue discount for U.S. federal tax purposes. For more information, see “Taxation” in this prospectus supplement.

Income Tax Consequences	Please see “Taxation” in this prospectus supplement for important information regarding the possible Panamanian, Luxembourg and U.S. federal income tax consequences to holders who exchange old bonds for 2036 Bonds.

Jurisdictions	Panama is making the invitation only in those jurisdictions where it is legal to make such offers. See “Certain Legal Restrictions,” “Joint Dealer Managers and Exchange Agent; Plan of Distribution” and “Jurisdictional Restrictions.”

The 2036 Bonds

Issuer	Republic of Panama.

Securities Offered	U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (the “2036 Bonds”).

Maturity Date	January 26, 2036.

Issue Date	The 2036 Bonds are expected to be issued on or about January 26, 2006, unless the invitation is extended or earlier terminated in accordance with the terms of the invitation.

Amortization of Principal	Panama will pay the principal of the 2036 Bonds in three equal annual installments on January 26 of each year, commencing on January 26, 2034.

Interest

The 2036 Bonds will bear interest from the settlement date at a coupon that is the lowest multiple of  1/8 that results in a 2036 Bond Issue Price equal to or greater than U.S.$980 for a principal amount of U.S.$1,000. Panama will pay interest semiannually in arrears on January 26 and July 26 of each year, commencing on July 26, 2006.

Interest on the 2036 Bonds will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Collective Action Securities	The 2036 Bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to the 2020 Bonds, the 2023 Bonds, the 2027 Bonds, the 2029 Bonds and much of Panama’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the 2036 Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, Panama may amend the payment provisions of the 2036 Bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2036 Bonds.

Redemption or Sinking Fund	Panama may not redeem the 2036 Bonds before maturity, except for the regularly scheduled amortization of principal for the 2036 Bonds. The 2036 Bonds will not benefit from any sinking fund.

Status	The 2036 Bonds, upon issuance, will be direct, unconditional and general obligations of Panama and will rank equally in right of payment with Panama’s existing and future external indebtedness as described in “Debt Securities—Status of the Debt Securities” in the accompanying prospectus.

Denominations	Panama will issue the 2036 Bonds only in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Additional Amounts	Panama will make payments of principal and interest in respect of the 2036 Bonds without withholding or deduction for or on account of any present or future Panamanian taxes, duties, assessments or governmental charges of whatever nature except as described in “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus.

Further Issues	From time to time, without the consent of holders of the 2036 Bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the 2036 Bonds (or the same except for the amount of the first interest payment and the issue price); provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the 2036 Bonds have as of the date of issuance of such additional debt securities. See “Description of the 2036 Bonds—Further Issues of the 2036 Bonds” in this prospectus supplement.

Form

Panama will issue the 2036 Bonds in the form of one or more fully-registered global securities, without coupons, registered in the name of a nominee of DTC and deposited with a custodian for DTC. You may hold a beneficial interest in the securities through DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), directly as a participant in one of those systems or indirectly through financial institutions that are participants in any of those systems.

Beneficial interests in the 2036 Bonds will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the 2036 Bonds will be issued in definitive form. See “Description of the 2036 Bonds—Definitive 2036 Bonds” in this prospectus supplement.

As an owner of a beneficial interest in the global securities, you will generally not be entitled to have your 2036 Bonds registered in your name, will not be entitled to receive certificates in your name evidencing the 2036 Bonds and will not be considered the holder of any 2036 Bonds under the fiscal agency agreement for the 2036 Bonds.

Fiscal Agent	The 2036 Bonds will be issued pursuant to a fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and JPMorgan Chase Bank, N.A., as fiscal agent, paying agent, transfer agent and registrar.

Governing Law	The laws of the State of New York will be the governing law, except with respect to the authorization and execution of the 2036 Bonds, which will be governed by the laws of the Republic of Panama.

Listing	Application has been made to list the 2036 Bonds on the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange.

Trading	The 2036 Bonds will begin trading on a when-and-if-issued basis following the announcement of the results of the invitation.

Summary Time Schedule and Procedures for the Invitation

The following summarizes the anticipated time schedule for the invitation assuming, among other things, that the expiration date or time is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement. All references are to New York City time unless otherwise noted.

January 10, 2006

Commencement

Announcement of the terms of the invitation.

Commencement of the invitation.

The invitation will open for competitive and noncompetitive submissions as to the spread over the 2031 UST Benchmark Rate for the old bonds. The period from the announcement of the invitation to its expiration is referred to in this prospectus supplement as the “submission period.”

At or around 9:00 A.M., New York City time, January 17, 2006	Announcement of 2036 Bond Spread and Maximum Clearing Spreads on Old Bonds Panama announces: • the 2036 Bond Spread; and • the maximum clearing spread for each of the old bonds.

4:30 P.M., New York City time, January 17, 2006

Expiration; Submission Period Ends

The submission period ends and the invitation expires, unless Panama extends it or terminates it earlier in its sole and absolute discretion. You may no longer submit, modify or withdraw your exchange offer, unless the submission period is extended by Panama.

At or around 11:00 A.M., New York City time, January 18, 2006

Announcement

Panama announces:

•      the clearing spread for each series of the old bonds accepted in exchange for 2036 Bonds and the resulting Old Bond Exchange Price for each series of the old bonds accepted in exchange for 2036 Bonds pursuant to the reverse modified Dutch auction;

•      the 2031 UST Benchmark Rate;

•      the aggregate principal amount of each series of old bonds accepted in exchange for 2036 Bonds (which could, in the case of any series, be zero);

•      the aggregate principal amount of 2036 Bonds to be issued pursuant to the invitation (which could be zero);

•      the 2036 Bond Coupon;

•      the 2036 Bond Issue Price; and

•      information concerning any applicable proration.

Trading in the 2036 Bonds on a when-and-if-issued basis will commence following these announcements. We refer to the date on which these announcements are made as the “announcement date.” We refer to the time at which these announcements are made as the “announcement time.”

January 26, 2006

Settlement

Settlement of the invitation. Delivery of 2036 Bonds and cash amounts in respect of rounding and accrued interest payments against good delivery of old bonds. We refer to the date on which the invitation settles as the “settlement date.”

RISK FACTORS

This section describes certain risks associated with the invitation. You should consult your financial and legal advisors about the risk of participating in the invitation. Panama disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Invitation

If the invitation is completed, the trading market for the old bonds not exchanged may become illiquid, which may adversely affect the market value of the old bonds.

Old bonds not exchanged pursuant to the invitation will remain outstanding. The exchange of old bonds pursuant to the invitation and the cancellation of such old bonds will reduce the aggregate principal amount of old bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of any old bonds not exchanged. See “Terms of the Invitation—Market for the Old Bonds and 2036 Bonds.”

There is no established trading market for the 2036 Bonds, and the price at which the 2036 Bonds will trade in the secondary market is uncertain.

The 2036 Bonds are a new issue of securities with no established trading market. Panama has been advised by the Joint Dealer Managers that they intend to make a market in the 2036 Bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the 2036 Bonds on the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the 2036 Bonds. The price at which the 2036 Bonds will trade in the secondary market is uncertain. See “Terms of the Invitation—Market for the Old Bonds and 2036 Bonds.”

The 2036 Bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

The 2036 Bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the 2036 Bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding 2036 Bonds. See “Description of the 2036 Bonds—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Risk Factors Relating to Panama

Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Panama is a foreign sovereign state. As a result, it may be difficult or impossible for investors to obtain or enforce judgments against Panama, whether in an investor’s own jurisdiction or elsewhere. See “Jurisdiction and Enforcement” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Panama.

Investing in an emerging market country such as Panama carries economic risks. These risks include many different factors that may affect Panama’s economic results, including the following:

•	interest rates in the United States and financial markets outside Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the ability of Panama to effect key economic reforms;

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the decisions of international financial institutions regarding the terms of their financial assistance to Panama.

Any of these factors, as well as volatility in the markets for securities similar to the 2036 Bonds, may adversely affect the liquidity of, and trading markets for, the 2036 Bonds. See “Forward-looking Statements” in this prospectus supplement.

Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

Public finance in Panama is heavily influenced by the U.S. dollar-based monetary arrangements in place since 1904. Panama has used the U.S. dollar as its legal tender since shortly after gaining its independence. The national currency, the Balboa, is used primarily as a unit of account linked to the U.S. dollar at a ratio of one dollar per one Balboa. The Government does not print paper currency, although a limited amount of coinage is minted. Although the absence of a printed national currency and the general absence of domestic budgetary financing through the banking system (other than from 1987 to 1989) reduce the risk of runaway inflation, they do impose constraints on fiscal and monetary policy, particularly for responding to external shocks, that are not present in countries that can finance their deficits by printing local currency. Panama’s non-financial public sector deficit rose from 0.8% of GDP in 2000 to 2.4% of GDP in 2001 before rising to 3.4% of GDP in 2002 and 4.8% of GDP in 2003. In 2004, Panama’s non-financial public sector balance registered a deficit of 5.0% of nominal GDP, in part because of a change in methodology that excluded from the calculation of the 2004 deficit expected Banco Nacional dividends, the Panama Canal’s financial results and the savings generated by the government’s liability management operations. See “Recent Developments—The Economy” in this prospectus supplement. As of September 30, 2005, Panama’s nonfinancial public sector balance registered a deficit of 2.3% of nominal GDP. A significant increase in such deficits in the future could result in an increase in Panama’s debt, which could in turn have an adverse effect on Panama’s ability to service its debt.

An adverse change in Panama’s debt-to-GDP ratio could increase the burden on servicing Panama’s debt.

Panama’s ratio of total public sector debt to GDP increased from 68.0% in 1999 to 71.2% in 2001 before declining to 67.3% in 2003. However, the ratio of total public sector debt-to-GDP rose again to 72.7% in 2004. Any significant increase in Panama’s public sector debt-to-GDP ratio could have an adverse effect on Panama’s ability to service its debt.

INCORPORATION BY REFERENCE

The SEC allows Panama to incorporate by reference some information that Panama files with the SEC. Panama can disclose important information to you by referring you to those documents. Panama’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Exhibit D to Panama’s annual report on Form 18-K for the year ended December 31, 2004, filed with the SEC on September 30, 2005, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2004
Issuer’s position within the governmental framework	“The Republic of Panama—Form of Government and Political Parties” on pages D-7 to D-8 of Exhibit D

Geographic location and legal form of the issuer	“The Republic of Panama” on pages D-6 to D-8 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Panamanian Economy—Reforms and Development Programs” and “—Economic Performance—1999 Through 2004” on pages D-10 to D-20 of Exhibit D

Structure of the issuer’s economy	“Structure of the Panamanian Economy” on pages D-25 to D-35, “The Panama Canal” on pages D-36 to D-40, “The Colón Free Zone” on page D-41 and “Financial System” on pages D-53 to D-59 of Exhibit D

Gross domestic product	“The Panamanian Economy—Gross Domestic Product” on pages D-21 to D-24 of Exhibit D

Panama’s political system and government	“The Republic of Panama—Form of Government and Political Parties” on pages D-7 to D-8 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Central Government Budget” and “—Taxation” on pages D-47 to D-48 and D-48 to D-49 of Exhibit D

Gross public debt of the issuer	“Public Sector Debt” on pages D-67 to D-75 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-60 to D-66 of Exhibit D

Foreign exchange reserves	“Public Finance—International Reserves” on pages D-51 to D-52 of Exhibit D

Financial position and resources	“Public Finance” on pages D-47 to D-52 of Exhibit D

Income and expenditure figures and 2004 Budget	“Public Finance—General Government Budget” on pages D-47 to D-48 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic of Panama, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus supplement and the accompanying prospectus dated November 4, 2005 is, to the best of Panama’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Panama accepts responsibility accordingly. The attached prospectus supplement together with the prospectus dated November 4, 2005 constitutes a prospectus pursuant to article 5 of directive 2003/71/EC.

You should rely on information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone else to provide you with any other information. You should not rely on any other information in making your investment decision. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Panama has previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Panama’s economic, fiscal or political circumstances may have changed since such dates.

Panama is not offering to sell or soliciting offers to buy any securities other than the 2036 Bonds offered under this prospectus supplement, nor is Panama offering to sell or soliciting offers to buy the 2036 Bonds in places where such offers are not permitted by applicable law.

The 2036 Bonds described in this prospectus supplement are debt securities of Panama being offered under Registration Statement No. 333-128872 filed with the Commission under the U.S. Securities Act of 1933, as amended; the accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities that Panama may offer, and this prospectus supplement contains specific information about the terms of this offering and the 2036 Bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Panama, the 2036 Bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference, contain additional information about Panama and the 2036 Bonds. All such documents may be inspected at the office of the Commission. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars.

References to the “Republic” or “Panama” are to the Republic of Panama.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the 2036 Bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. See “Plan of Distribution” in this prospectus supplement.

Panama is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Panama. See “Jurisdiction and Enforcement” in the accompanying prospectus.

None of Panama, the Joint Dealer Managers, the exchange agent or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the invitation are fair. None of Panama, the Joint Dealer Managers, the exchange agent or the Luxembourg exchange agent makes any recommendation that you offer to exchange old bonds pursuant to the invitation or refrain from doing so, and no one has been authorized by Panama, the Joint Dealer Managers, the exchange agent or the Luxembourg exchange agent to make any such recommendation. You must make your own investment decision as to whether to offer to exchange old bonds pursuant to the invitation or refrain from doing so, and, if you elect to exchange old bonds, the principal amount of old bonds to offer to exchange.

Until 40 days after the expiration date, all dealers effecting transactions in the 2036 Bonds in the United States, whether or not participating in this distribution, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

Panama has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Panama’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Panama undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Panama cautions you that many factors could affect the future performance of the Panamanian economy. These factors include, but are not limited to:

•	interest rates in the United States and financial markets outside Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the ability of Panama to effect key economic reforms;

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the decisions of international financial institutions regarding the terms of their financial assistance to Panama.

SOVEREIGN IMMUNITY

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. For more information, see “Jurisdiction and Enforcement” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the invitation, and the transactions contemplated by the invitation, may be restricted by law in certain jurisdictions. If materials relating to the invitation come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the invitation be made by a licensed broker or dealer and either Joint Dealer Manager, or any affiliate of either Joint Dealer Manager, is a licensed broker or dealer in that jurisdiction, the invitation shall be deemed to be made by such Joint Dealer Manager or such affiliate on behalf of Panama in that jurisdiction. For more information, see “Jurisdictional Restrictions” in this prospectus supplement.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Panama contained in Panama’s annual report for the year ended December 31, 2004 on Form 18-K filed with the Commission on September 30, 2005, as amended. To the extent the information in this section is inconsistent with the information contained in such amended annual report, the information in this section replaces such information. Initially capitalized terms used in this section have the respective meaning assigned to those terms in such amended annual report.

The Economy

During the second quarter of 2005, Panama’s economy grew in most sectors. Panama’s gross domestic product (“GDP”) registered a real increase of 5.7% in the second quarter of 2005 compared to the same period of 2004. Inflation, as measured by the end-of-period CPI, was 2.4% for the twelve-months ending June 30, 2005, due to higher prices for petroleum and certain agricultural products as a result of a decline in production caused by severe weather during the first half of 2005.

In the second quarter of 2005, the primary sector grew an estimated 4.3% compared to the same period of 2004, with the agriculture sector growing an estimated 1.4% compared to the same period of 2004 due to an increase in the price of coffee and a rise in pineapple and live cattle exports. The fisheries sector grew by an estimated 17.8% in the second quarter of 2005 compared to the same period of 2004 primarily due to an increase in the export of fish and shrimp larvae. The transportation and telecommunications sector grew by an estimated 12.6% in the second quarter of 2005 compared to the same period of 2004 due to increased shipments of cargo by railway and continued demand for cellular phones and internet. Port activities grew 13.7% in the second quarter of 2005 compared to the same period of 2004 due to the increased movement of containers. The manufacturing sector grew 0.5% in the second quarter of 2005 compared to the same period of 2004. The commerce sector grew an estimated 8.2% in the second quarter of 2005 compared to the same period of 2004 due in part to an increase in the sale of new automobiles. Activities of the Colón Free Trade Zone (or the “CFZ”) increased an estimated 6.0% in the second quarter of 2005 compared to the same period of 2004 as a result of favorable economic conditions associated with the continued economic recovery of South America and increased trade with China.

The hotels and restaurants sector grew an estimated 5.6% in the second quarter of 2005 compared to the same period of 2004 due to an increase in the number of tourists visiting Panama. Panama Canal activities grew an estimated 7.0% in the second quarter of 2005 compared to the same period of 2004 due to increased toll receipts resulting from changes to the toll structure implemented on May 1, 2005. The financial intermediation sector grew an estimated 11.1% in the second quarter of 2005 compared to the same period of 2004 due to increases in external and internal credit. The public utilities sector grew by an estimated 2.6% in the second quarter of 2005 compared to the same period of 2004. This increase is attributable to increased demand for electricity from residential and commercial customers and improvements in the system used to register and invoice water consumption. The construction industry declined 16.5% in the second quarter of 2005 compared to the same period of 2004 due primarily to work stoppages in June 2005. Mining activities declined 15.9% in the second quarter of 2005 compared to the same period of 2004.

The Torrijos administration has substantially decreased the amount of accounts payable that existed when President Torrijos took office. The total value of accounts payable inherited by the current administration was approximately $503.1 million, including registered and non-registered debts. By December 31, 2004, the Government had reduced the inherited accounts payable to suppliers to $148.7 million and as of March 14, 2005, additional payments of $113.9 million had reduced such accounts payable to $34.8 million. On October 26, 2005, the Cabinet approved an additional $34.7 million credit to the 2005 budget to settle the remaining accounts payable outstanding as of December 31, 2004.

In February 2005, the National Assembly passed Law No. 6, introducing certain fiscal reforms aimed at increasing tax revenues and reducing the public sector deficit. The fiscal reforms seek to increase tax revenues through the creation of an alternative minimum income tax of 1.4%, a tax on professional services, and a selective consumption tax on certain products, services and activities, such as jewelry, weapons, cable television, cellular phones and casino and gaming activities. Certain tax provisions have been eliminated by the fiscal reforms, including taxes on sugar production, insurance and private pension plans. As a result of the fiscal reforms, the Government will discontinue the use of open-ended tax incentives and will create tax incentives that are limited to a specific amount and time period. In addition, the fiscal reforms provide for a gradual reduction of current Government expenditures for wages and salaries through a reduction in the size of the Government work force. Under Law No. 6, public institutions will submit to the Cabinet for approval specific plans to reduce by January 1, 2008 the number of public employees to a number no greater than the number of public employees as of December 31, 1999.

The National Assembly approved Panama’s 2006 budget on October 31, 2005. The 2006 budget contemplates total expenditures of $6.740 billion, with budget estimates based on an anticipated 6.5% growth in nominal GDP and an anticipated consolidated non-financial public sector deficit of approximately $473 million (or approximately 2.9% of nominal GDP) for 2006.

As of September 30, 2005, Panama’s non-financial public sector balance for 2005 registered a preliminary deficit of approximately $343.9 million (or 2.3% of nominal GDP). The methodology used to calculate the non-financial public sector deficit does not include expected Banco Nacional de Panama dividends, the Panama Canal Authority’s net financial results or the savings generated by debt repurchase operations, all of which were included in the calculation prior to the Torrijos administration’s revision of the methodology in 2004. The revised methodology uses cash-based accounting standards.

As of November 30, 2005, Panama’s external debt was equal to $7.580 billion, up from $7.219 billion as of December 31, 2004. Panama’s total public sector debt as of November 30, 2005 was $10.202 billion, up from $9.977 billion as of December 31, 2004. As of November 30, 2005, outstanding Brady Bonds totaled $359.1 million, consisting of approximately $221.2 million aggregate principal amount of PDIs, approximately $115.0 million aggregate principal amount of IRBs, approximately $9.7 million aggregate principal amount of Par Bonds, and approximately $13.2 million aggregate principal amount of Discount Bonds.

On August 11, 2005, Panama issued $250 million aggregate principal amount of its 8.125% Global Bonds due 2034, which was consolidated to form a single series with the $250 million principal amount of such bonds that had been previously issued in January 2004.

On November 14, 2005, Panama launched an offer to purchase (“Offer to Purchase”) certain outstanding Global Bonds, which offer was financed by the net proceeds of an issuance on November 29, 2005 of $980 million aggregate original principal amount of 7.125% Global Bonds due 2026. Pursuant to the settlement of the Offer to Purchase, which occurred on November 29, 2005, Panama repurchased approximately $449 million aggregate original principal amount of outstanding 8.25% Notes due 2008, $165 million aggregate original principal amount of outstanding 9.625% Global Bonds due 2011 and $201 million aggregate original principal amount of outstanding 10.75% U.S. Dollar-Denominated Global Bonds due 2020, for an aggregate cash consideration of $969,268,486 (which includes accrued interest of $9,553,596). The consummation of the Offer to Purchase reduced the balance of outstanding 8.25% Notes due 2008 to approximately $201 million aggregate original principal amount, outstanding 9.625% Global Bonds due 2011 to approximately $585 million aggregate original principal amount and outstanding 10.75% U.S. Dollar-Denominated Global Bonds due 2020 to approximately $149 million aggregate original principal amount.

In an effort to promote the development of Panama’s capital markets, the Government has continued with a program of Treasury Note issuances in the local market. As of November 30, 2005, outstanding Treasury Notes amounted to $746.3 million. The proceeds of issuances in 2005 have been used to finance the Government’s general budgetary needs.

In June 2005, the National Assembly approved Law No. 17, reforming Panama’s social security system by raising the minimum retirement age for men from 62 to 65, and for women from 57 to 60. Additionally, Law No. 17 gradually increased employer contributions from 10.75% to 13.25% and employee contributions from 7.25% to 9% through 2010. As a result of the reforms, by 2015 employees would have been required to make contributions into the social security system for 25 years (up from the then current 15-year requirement) before becoming eligible to receive benefits. In June 2005, opponents of Law No. 17 organized nationwide protests. Teachers and construction and public health workers participated in several weeks of strikes and called for the repeal of Law No. 17. In response, on July 5, 2005, the Government postponed the effective date of Law No. 17 for 90 days to accommodate a national discussion to address the concerns of the unions and to assess proposed amendments to the law submitted by the private sector. On October 10, 2005, the National Assembly approved Law No. 32, further postponing the effective date of Law No. 17 until December 31, 2005.

On December 28, 2005, after approval by the National Assembly on December 21, 2005, the Torrijos administration approved Law No. 51, which replaces Law No. 17 and further reforms Panama’s social security system. Law No. 51 is the product of several months of national discussion that concluded on November 18, 2005 and amends or repeals numerous reforms included in Law No. 17. Under Law No. 51, by 2013 employees will be required to make contributions into the social security system for 20 years (up from the current 15-year requirement and down from the 25-year requirement embodied in Law No. 17) before becoming eligible to receive benefits. Law No. 51 maintains the current retirement age at 62 for men and at 57 for women. However, Law No. 51 permits early or delayed retirement within a range of ages that, depending on the age, determines a retiree’s level of benefits. Additionally, Law No. 51 gradually increases employer contributions from 10.75% to 12.25% and employee contributions from 7.25% to 9.75% through 2013. Further, Law No. 51 reforms Panama’s social security system by gradually transitioning from the current defined benefits system to personal savings accounts. All persons under 35 years of age that are currently covered by the social security system will have the option of retaining the current defined benefit system or electing to participate in the personal savings accounts. Persons with a monthly salary over $500 a month and entering into the social security system after 2008 will have only the option of the personal savings accounts.

In September 2005, the Torrijos administration repealed a decision by the Moscoso administration to cancel annual payments by the Panama Ports Company (“PPC”) to the Government in exchange for significant investments to expand and modernize the ports. As a result of negotiations between the Torrijos administration and the PPC, the PPC agreed to pay the Government $102 million in back fees and to proceed with its port expansion program. On October 18, 2005, the Panama Ports Company paid the Government $102 million in back fees and initiated the expansion of the Port of Cristobal, which is part of its $1 billion ports expansion program.

International Trade

On October 11, 2005, Panama signed a bilateral investment treaty with Mexico, which will be submitted to the National Assembly for approval. In May 2005, after a six-year interruption, Panama resumed negotiations to conclude a free trade agreement with Chile. In February 2005, Panama signed a second modification to the bilateral protocol with Colombia that includes a negotiated list of 219 products for Panama and 111 products for Colombia for inclusion under the protocol, effective March 17, 2005. The eighth round of free trade negotiations with the United States concluded in February 2005.

In April 2005, Panama concluded free trade negotiations with Singapore, which negotiations began in February 2004. Upon effectiveness, Panama will receive immediate zero-tariff access for all products exported to Singapore. Panama negotiated varying terms (0-10 years) for reduction in tariffs on agricultural and industrial imports from Singapore and excluded from the agreement more than 200 agricultural products, including rice, pork, dairy products and chicken. The agreement, which was negotiated in English, will be submitted to the National Assembly for approval once it has been translated into Spanish.

IMF Relationship

Panama’s most recent standby agreement with the International Monetary Fund (“IMF”) expired in March 2002, and no new standby facility has been arranged. The IMF concluded its most recent Article IV review of Panama in March 2005. In this review, the IMF Executive Board noted Panama’s recent strong economic growth, which helped to lower unemployment and keep inflation low. The IMF also noted the importance of strengthening the competitiveness of the export-oriented service sector for Panama’s medium-term outlook and welcomed Panama’s commitment for further integration into the regional and global economy.

The Panama Canal

On May 1, 2005, furthering changes to the toll structure that began in 2002, Panama implemented a revised measurement and pricing system applicable to full container vessels and other vessel types with on-deck container carrying capacity. The Panama Canal Authority has adopted the Twenty Foot Equivalent Unit (“TEU”) as the new measurement unit for full container vessels, thereby replacing the Panama Canal Universal Measurement System (PC/UMS). As of May 1, 2005, fully dedicated container vessels are being charged based on the total number of TEUs the vessel can carry fully loaded, taking into account the visibility restriction imposed by the Panama Canal Authority that limits the height of on-deck containers. For other vessel types with on-deck container carrying capacity, the former PC/UMS system will be used to measure spaces below-deck and the TEU toll will be applied to the actual number of containers on-deck. Under the new system, vessels in ballast (not carrying containers or any other cargo above or below deck) are charged less than laden vessels. The new measurement and pricing system is being phased-in over three years from May 2005. Under the new system, tolls increased nearly one-third from May 1, 2005 and will increase approximately 65% by the end of the phase-in period. Revenues generated by the new toll system will help fund the Canal’s modernization program.

In July 2005, the National Assembly approved the Panama Canal Authority’s budget for fiscal year 2006, allocating $198.7 million to the Canal’s investment program.

On September 2, 2005, the feeder roads to the second bridge over the Panama Canal were completed at a cost of $87.2 million.

TERMS OF THE INVITATION

Terms and Purpose of the Invitation

Panama is inviting holders of old bonds to submit one or more offers to exchange old bonds for newly issued 2036 Bonds, on the terms and subject to the conditions described in this prospectus supplement, the accompanying prospectus and, if applicable, the related exchange offers. The terms of the 2036 Bonds are described in “Description of the 2036 Bonds.” For certain summary information relating to the old bonds, see “The Old Bonds.”

Purpose; Minimum Issue Size

The invitation is part of a broader program implemented by Panama in an effort to manage its external liabilities. In addition, the issuance of the 2036 Bonds is intended to provide a liquid, sovereign-risk benchmark for Panama.

Panama reserves the right, in its sole and absolute discretion, not to issue any 2036 Bonds pursuant to the invitation. If Panama decides to issue any 2036 Bonds pursuant to the invitation, it will issue at least U.S.$500,000,000 aggregate principal amount of 2036 Bonds.

Methodology Generally; No Recommendation

You should independently analyze the value of the old bonds and the 2036 Bonds and make your own assessment of the terms of the invitation. None of Panama, any Joint Dealer Manager, the exchange agent or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the invitation are fair. None of Panama, any Joint Dealer Manager, the exchange agent or the Luxembourg exchange agent makes any recommendation that you offer to exchange old bonds or refrain from offering to do so pursuant to the invitation, and no one has been authorized by Panama, any Joint Dealer Manager, the exchange agent or the Luxembourg exchange agent to make any such recommendation.

Calculation of Old Bond Exchange Prices and 2036 Bond Issue Price

Exchange of Old Bonds for 2036 Bonds

The exchange of old bonds for 2036 Bonds will be made pursuant to a reverse modified Dutch auction process.

If you offer to exchange old bonds for 2036 Bonds pursuant to the invitation and Panama accepts your exchange offer, you will receive, in exchange for each U.S.$1,000 of principal amount of the series of old bonds being exchanged, a principal amount of 2036 Bonds equal to

U.S.$1,000	x	the relevant Old Bond Exchange Price
the 2036 Bond Issue Price

subject to the rounding and accrued interest payment considerations discussed below.

For purposes of these formulas, the “Old Bond Exchange Price” for the old bonds is the price per U.S.$1,000 principal amount for the relevant series of old bonds (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) intended to result in a yield to maturity on the Settlement Date equal to the sum of:

•	the 2031 UST Benchmark Rate, plus

•	the clearing spread for the relevant series, as determined pursuant to the reverse modified Dutch auction.

The “2031 UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page PX1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Panama in its sole discretion if the Bloomberg U.S. Treasury Pricing Monitor is not available or is manifestly erroneous, as of approximately thirty minutes before the announcement time on the announcement date, for the U.S. Treasury 5.375% Bond due February 15, 2031.

The “2036 Bond Issue Price” is the price per U.S. $1,000 principal amount set for the 2036 Bonds (as described below).

If your old bonds are accepted in exchange for 2036 Bonds, in addition to any 2036 Bonds you may be entitled to, you will receive an amount in cash in U.S. dollars equal to the accrued but unpaid interest from the last interest payment date for each relevant old bond on the outstanding principal amount of your old bonds accepted for exchange to (but not including) the settlement date.

Because Panama will issue 2036 Bonds only in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof, the aggregate principal amount of the 2036 Bonds that will be issued to any exchanging holder pursuant to all of its accepted exchange offers, if not an integral multiple of U.S.$1,000, will be rounded downward to the nearest integral multiple of U.S.$1,000, and you will receive an amount in cash in U.S. dollars in respect of such rounding equal to the decrease in aggregate principal amount of the 2036 Bonds that you will receive as a result of such rounding multiplied by the 2036 Bond Issue Price.

A “series” of old bonds refers to each series of old bonds listed on the cover of this prospectus supplement.

Calculation of 2036 Bond Issue Price; Maximum Clearing Spread

At or around 9:00 A.M., New York City time, on the expiration date, Panama will determine, in its sole discretion, and announce the 2036 Bond Spread and the maximum clearing spread for each of the old bonds. Panama will make the announcement of the 2036 Bond Spread and the maximum clearing spreads by press release issued to the Reuters News Services. In addition, Panama will, subject to applicable law, publish a notice on the website of the Luxembourg Stock Exchange (http://www.bourse.lu), as described in “— Publication.”

Panama will, in its sole discretion, determine the “2036 Bond Coupon,” which is the interest rate on the 2036 Bonds, on the announcement date. The 2036 Bond Coupon will be selected so that it is the lowest multiple of 1/8 that results in a price equal to or greater than U.S.$980 per U.S.$1,000 principal amount of 2036 Bonds (the “2036 Bond Issue Price”).

As more fully described in this prospectus supplement, the 2036 Bond Issue Price will be a price per U.S.$1,000 principal amount of 2036 Bonds (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) that results in a yield to maturity of the 2036 Bonds on the settlement date equal to the sum of:

•	the 2031 UST Benchmark Rate, plus

•	the 2036 Bond Spread.

The 2031 UST Benchmark Rate means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page PX1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Panama in its sole discretion if the Bloomberg U.S. Treasury Pricing Monitor is not available or is manifestly erroneous, as of approximately thirty minutes before the announcement time on the announcement date, for the U.S. Treasury 5.375% Bond due February 15, 2031.

The 2036 Bond Spread will be determined by Panama in its sole discretion and announced at or around 9:00 A.M., New York City time, on the expiration date, as more fully described in this prospectus supplement.

Panama will calculate the 2036 Bond Issue Price in accordance with the methodology and formula in Annex B, which underlie the hypothetical calculations contained in Annex A.

The Reverse Modified Dutch Auction

The invitation will be conducted pursuant to a reverse modified Dutch Auction as to the spread over the 2031 UST Benchmark Rate for the old bonds. You may make your offer in the form of a competitive or noncompetitive offer.

You may submit one or more competitive offers with respect to the spread on the old bonds during the submission period. If you elect to submit a competitive offer, your bond instructions must specify an offer spread in increments of 0.01%.

If Panama accepts your competitive offer, you will be entitled to the benefit of the applicable clearing spread for your old bonds, even if you specified a higher offer spread in your competitive offer. If, however, you specify an offer spread that is lower than the clearing spread selected by Panama for the applicable old bonds, you will not be entitled to participate in the exchange of the old bonds for the 2036 Bonds.

Alternatively, during the submission period, you may submit a noncompetitive offer that does not specify an offer spread, or that specifies an offer spread that is equal to or greater than the maximum clearing spread announced by Panama. If Panama accepts your noncompetitive offer, you will be entitled to the benefit of the applicable clearing spread, which will be equal to or less than the maximum clearing spread announced by Panama.

All offers, including noncompetitive offers, may be subject to proration. There is no limit on the principal amount of old bonds that may be offered for exchange.

Old bonds may be offered for exchange only in an authorized denomination, with a minimum offer requirement of U.S.$1,000 of the principal amount (whether you submit a competitive or a noncompetitive offer).

Announcement of Terms of 2036 Bonds

On the announcement date, Panama, after reviewing the exchange offers made in the invitation pursuant to the modified reverse Dutch auction as to the spread over the 2031 UST Benchmark Rate for the old bonds, will determine in its sole and absolute discretion whether to accept any exchange offers. If Panama elects to accept any exchange offers, it will select in its sole and absolute discretion the clearing spread for each series of the old bonds for which exchange offers will be accepted.

At or around 11:00 A.M., New York City time, on the announcement date, Panama will announce:

•	the clearing spread for each series of the old bonds accepted in exchange for 2036 Bonds and the resulting Old Bond Exchange Price for each series of the old bonds accepted in exchange for 2036 Bonds pursuant to the reverse modified Dutch auction;

•	the 2031 UST Benchmark Rate;

•	the aggregate principal amount of each series of old bonds accepted in exchange for 2036 Bonds (which could, in the case of any series, be zero);

•	the aggregate principal amount of 2036 Bonds to be issued pursuant to the invitation (which could be zero);

•	the 2036 Bond Coupon;

•	the 2036 Bond Issue Price; and

•	information concerning any applicable proration.

Panama will make all of the foregoing announcements by press release issued to the Reuters News Services. In addition, Panama will, subject to applicable law, publish a notice on the website of the Luxembourg Stock Exchange (http://www.bourse.lu), as described in “—Publication.”

Procedures for Submitting Exchange Offers

General

If you wish to submit an offer pursuant to the invitation, you must deliver or arrange to have delivered your exchange offer as described below under “—Invitation Procedures—Procedures for Submitting Exchange Offers.”

You may make your offer in the form of a competitive offer or a noncompetitive offer.

Competitive Offers

You may submit one or more competitive offers by submitting or causing to be submitted your exchange offer including offer spreads for each relevant series of old bonds to the clearing systems. Competitive offers must specify:

•	a maximum spread lower than the maximum clearing spread announced by Panama that you would be willing to accept as a clearing spread; this maximum offer spread is your “offer spread”; and

•	the series and original principal amount of old bonds that you are willing to exchange for 2036 Bonds at your offer spread.

If your competitive offer is accepted by Panama, you will be entitled to the benefit of the clearing spread, even if you specified an offer spread higher than the clearing spread in your competitive offer.

The principal amount of each series of old bonds you may offer for exchange in a competitive offer must be an integral multiple of U.S.$1,000 and cannot be less than U.S.$1,000 principal amount per series of old bonds.

Noncompetitive Offers

You may submit a noncompetitive offer by specifying the series and principal amount of old bonds that are the subject of your noncompetitive offer without designating an offer spread, or by specifying an offer spread that is equal to or greater than the maximum clearing spread announced by Panama. If Panama accepts your noncompetitive offer, you will be entitled to the benefit of the clearing spread.

The principal amount of each series of old bonds you may offer for exchange in a noncompetitive offer must be an integral multiple of U.S.$1,000 and cannot be less than U.S.$1,000 principal amount per series of old bonds.

Invitation Procedures

General

If you wish to submit an exchange offer pursuant to the invitation, the custodial entity or direct participant (as the case may be) through which you hold your old bonds must submit, at or prior to 4:30 P.M., New York City time, on the expiration date, your offer to exchange old bonds in the applicable manner described below.

By submitting an exchange offer with respect to old bonds and thereby offering to exchange them pursuant to the invitation, you are deemed to make certain acknowledgments, representations, warranties and undertakings to Panama, the Joint Dealer Managers, the exchange agent, the information agent and the Luxembourg exchange agent as set forth under “Holders’ Representations, Warranties and Undertakings.”

Procedures for Submitting Exchange Offers with Respect to Old Bonds Held Through DTC

If you hold old bonds through DTC, you must arrange for a direct participant in DTC to submit your exchange offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the invitation is eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the holder of the old bonds must electronically transmit its submission of an exchange offer by causing DTC to irrevocably transfer old bonds in the participant’s account to the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the exchange agent.

The term “Agent’s Message” means a message, transmitted by DTC, received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the invitation (as set forth in this prospectus supplement) and that Panama may enforce such agreement against such participant. Holders who intend to tender their old bonds on the expiration date should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Although transfer of the old bonds to the exchange agent’s account at DTC may be effected through book-entry at DTC, an Agent’s Message must be transmitted by DTC and received by the exchange agent on or prior to the expiration date in order to validly tender your old bonds pursuant to the invitation. DTC participants who wish to submit a competitive offer must use the “bid price” line in DTC’s ATOP system to quote the maximum offer spread for the old bonds that it is willing to accept as the offer spread applicable to such old bonds.

DTC will only process exchange offers submitted through DTC’s ATOP system at or prior to 4:15 P.M., New York City time, on the expiration date. Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your exchange offer must be received by the exchange agent at or prior to 4:30 P.M., New York City time, on the expiration date.

If you hold your old bonds through a custodian, you should contact that custodian to submit an exchange offer on your behalf. Alternatively, or in the event that your custodian is unable to submit an offer on your behalf, you should contact either Joint Dealer Manager for assistance in submitting your exchange offer.

Procedures for Submitting Exchange Offers with Respect to Old Bonds Held Through Euroclear or Clearstream, Luxembourg

If you desire to tender your old bonds and your old bonds are held through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg to deliver your exchange offer, which includes bond instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to 4:30 P.M.,

New York City time, on the expiration date. Only a direct participant in Euroclear or Clearstream, Luxembourg may submit an exchange offer to Euroclear or Clearstream, Luxembourg.

“Bond instructions” means:

•	with respect to old bonds held through Euroclear or Clearstream, Luxembourg, irrevocable instructions to:

•	block any attempt to transfer your old bonds on or prior to the settlement date; and

•	debit your account on the settlement date in respect of all of the old bonds that you have tendered, or in respect of such lesser portion of your old bonds as are accepted for purchase by Panama, upon receipt of an instruction from the exchange agent, subject in each case to the automatic withdrawal of the irrevocable instruction in the event that the invitation is terminated by Panama prior to 4:30 P.M., New York City time, on the expiration date, in each case as notified to Euroclear or Clearstream, Luxembourg by the exchange agent;

•	an optional authorization to disclose the name of the direct account holder, the name of the beneficial owner and information about the foregoing instructions.

Bond instructions can be delivered only by direct participants in Euroclear and Clearstream, Luxembourg.

Your exchange offer, which includes your bond instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of bond instructions to Euroclear or Clearstream, Luxembourg.

If you hold your old bonds through a custodian, you may not submit an exchange offer directly. You should contact that custodian to submit an exchange offer on your behalf. Alternatively, or in the event that your custodian is unable to submit an exchange offer on your behalf, you should contact the Joint Dealer Managers for assistance in submitting your exchange offer.

Exchange Offers Submitted by the Dealer Managers

You may request that a Joint Dealer Manager submit an exchange offer on your behalf. In order to do this, you will need to communicate your request to such Joint Dealer Manager, who is under no obligation to act on your behalf and may impose additional conditions on exchange offers made by such Joint Dealer Manager on your behalf. Panama will not require any holder making an exchange offer through a Joint Dealer Manager or a Joint Dealer Manager submitting an exchange offer on its own behalf to deliver blocking or bond instructions prior to the expiration date. But the holder from whose DTC, Euroclear or Clearstream, Luxembourg account the old bonds will be debited, or the Joint Dealer Manager, must deliver, and DTC, Euroclear or Clearstream, Luxembourg, as applicable, must receive, bond instructions with respect to any such exchange offers accepted by Panama no later than one trading day after the announcement date.

Luxembourg Procedures

If you are in Luxembourg, you may contact and submit, or arrange to have submitted, to the Luxembourg exchange agent an exchange offer according to one of the methods described above. If you submit, or arrange to have submitted, your exchange offer to the Luxembourg exchange agent, you must simultaneously copy the exchange agent on such submission in order for your exchange offer to be properly submitted. Any services in connection with the invitation may be performed in Luxembourg, at the offices of the Luxembourg exchange agent, where all information and documentation in connection with the invitation will be available free of charge.

Deadlines; Fees

Panama reserves the right to waive any of the aforementioned conditions with respect to invitation procedures.

None of Panama, the Joint Dealer Managers, the information agent, the exchange agent or the Luxembourg exchange agent will be responsible for the communication of exchange offers by:

•	holders to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold old bonds; or

•	holders or the direct participant to DTC, Euroclear or Clearstream, Luxembourg.

If you submit your exchange offer directly through DTC, Euroclear or Clearstream, Luxembourg, you will not be obligated to pay brokerage commissions, solicitation fees or transfer taxes with respect to that exchange offer. If you hold old bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.

Irrevocability; Withdrawal Rights

Procedures for Withdrawing Exchange Offers with Respect to Old Bonds Held Through DTC

Your exchange offer will become irrevocable upon the expiration of the invitation on the expiration date, which unless extended or earlier terminated by Panama shall be at 4:30 P.M., New York City time, on January 17, 2006. ATOP instructions cannot be revised. However, any exchange offers may be withdrawn prior to the expiration of the invitation on the expiration date by a written notice delivered to the exchange agent or the Luxembourg exchange agent (with a copy of such written notice simultaneously delivered to the exchange agent) by facsimile.

If you have requested that a custodian submit an exchange offer on your behalf and you would like to withdraw your exchange offer, you should contact such custodian and request it to so withdraw the exchange offer prior to 4:30 P.M., New York City time, on the expiration date. Any notice of withdrawal must specify the name, address and telephone number of the holder and DTC participant that submitted the exchange offer. You should be aware, however, that the custodian may impose earlier deadlines for withdrawing or revising an exchange offer in accordance with its procedures.

If Panama terminates the invitation without accepting any exchange offers, all exchange offers for the old bonds shall automatically be deemed to be withdrawn. If Panama accepts any exchange offers, any exchange offers not so accepted shall automatically be deemed to be withdrawn. In each case the old bonds will be credited to the account maintained at DTC from which such old bonds were delivered.

Procedures for Withdrawing Exchange Offers with Respect to Old Bonds Held Through Euroclear or Clearstream, Luxembourg

Your exchange offer will become irrevocable upon the expiration of the invitation on the expiration date, which unless extended or earlier terminated by Panama shall be at 4:30 P.M., New York City time, on January 17, 2006. However, any exchange offer can be withdrawn prior to the expiration of the invitation on the expiration date in accordance with the procedures established by Euroclear or Clearstream, Luxembourg, as the case may be.

If you have requested that a custodian submit an exchange offer on your behalf and you would like to withdraw your exchange offer, you should contact such custodian and request it to so withdraw your exchange offer prior to 4:30 P.M., New York City time, on the expiration date. You should be aware, however, that the custodian may impose earlier deadlines for withdrawing an exchange offer in accordance with its procedures.

If Panama terminates the invitation without accepting any exchange offers, all exchange offers for the old bonds shall automatically be deemed to be withdrawn. If Panama accepts any exchange offers, any exchange offers not so accepted, shall automatically be deemed to be withdrawn.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt or revocation, of any exchange offer will be determined by Panama in its sole discretion, which determination will be final and binding. Panama reserves the absolute right to reject any and all exchange offers not in proper form or for which any corresponding agreement by Panama to exchange under the terms of the invitation may, in the opinion of Panama’s counsel, be unlawful. Panama reserves the absolute right to waive any of the conditions of the invitation or defects in exchange offers. None of Panama, the Joint Dealer Managers, the information agent, the exchange agent or the Luxembourg exchange agent shall be under any duty to give notice to you, as an offering holder, of any irregularities in exchange offers, nor shall any of them incur any liability for the failure to give such notice.

No Participation by Panama

Panama may not submit any exchange offers.

Participation by Panamanian Governmental Agencies

Panamanian governmental agencies may not submit any exchange offers.

“Panamanian governmental agency” means the Fondo Fiduciario para el Desarrollo, Banco Nacional de Panamá or any governmental agency or any institution under the direct or indirect control of Panama or any Panamanian governmental agency acting at the direction of, or on behalf of, Panama. Regulation of financial institutions in Panama by regulatory authorities of Panama does not constitute control for this purpose.

Participation by the Joint Dealer Managers

The Joint Dealer Managers will be permitted to submit competitive or noncompetitive exchange offers as holders of old bonds or on behalf of holders of old bonds. The Joint Dealer Managers are under no obligation to act on the behalf of any holder of old bonds and may impose additional conditions on exchange offers made on the behalf of holders of old bonds. Panama will not require any holder making an exchange offer through a Joint Dealer Manager or a Joint Dealer Manager submitting an exchange offer on its own behalf to deliver blocking or bond instructions prior to the expiration date. But the holder from whose DTC, Euroclear or Clearstream, Luxembourg account the old bonds will be debited, or the Joint Dealer Manager, must deliver, and DTC, Euroclear or Clearstream, Luxembourg, as applicable, must receive, blocking or bond instructions with respect to any such exchange offers accepted by Panama no later than one trading day after the announcement date.

Term of Invitation, Termination and Amendments

The invitation will expire at 4:30 P.M., New York City time, on January 17, 2006, unless Panama in its sole and absolute discretion extends it or terminates it earlier.

At any time before Panama announces, on the announcement date, the acceptance of any exchange offers by press release issued to the Reuters News Services, Panama may, in its sole and absolute discretion:

•	terminate the invitation, including with respect to exchange offers submitted prior to the time of the termination;

•	extend the invitation past the originally scheduled expiration date; or

•	amend the invitation from time to time in any fashion.

Acceptance of Exchange Offers; Proration

Once Panama selects the applicable clearing spreads for each of the old bonds and principal amounts to be exchanged, Panama will accept properly submitted exchange offers in the following order of priority:

•	First, exchange offers that are noncompetitive offers; and

•	Second, exchange offers that specify an offer spread at or above the applicable clearing spread for each of the old bonds, in each case subject to the proration rules described below.

The aggregate principal amount of 2036 Bonds issuable to you will be rounded downward to the nearest U.S.$1,000. If your exchange offer is accepted by Panama, you will be entitled to the benefit of the applicable clearing spread, even if you specified an offer spread higher than the applicable clearing spread or if you have made a noncompetitive offer.

If the aggregate principal amount of old bonds of any type to be acquired in exchange for 2036 Bonds pursuant to exchange offers would exceed the aggregate principal amount of old bonds of that type that Panama has determined to acquire, Panama shall:

•	reduce the aggregate principal amount of old bonds of that type to be acquired pursuant to competitive offers made at an offer spread equal to the applicable clearing spread; or

•	if the applicable clearing spread is the maximum clearing spread for old bonds of that type, reduce the aggregate principal amount of old bonds of that type to be acquired pursuant to noncompetitive offers, in each case, on a pro rata basis and in increments of U.S.$1,000 in principal amount, rounded downward to the nearest U.S.$1,000 until the aggregate principal amount of old bonds of that type that Panama has determined to acquire is approximately reached.

Once Panama has publicly announced the acceptance of any exchange offers in accordance with the terms of the invitation, except as provided below, the acceptance shall be irrevocable. Exchange offers, as so accepted, shall constitute binding obligations of the submitting bondholders and Panama to consummate the exchange, in the manner described under “—Settlement” below.

Publication

Information about the invitation will, to the extent provided in this prospectus supplement, be published by press release issued to the Reuters News Services. In addition, Panama, subject to applicable law, will publish a notice on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). These notices will, among other things, include the names of the Joint Dealer Managers, the exchange agent and the Luxembourg exchange agent.

Settlement

The settlement date for the invitation will be on the seventh business day following the expiration date or as soon as practicable thereafter. Citibank, N.A. will act as exchange agent in connection with the cash payments made pursuant to accepted exchange offers.

On the settlement date, subject to the conditions of the invitation:

•	if Panama has accepted your exchange offer, you, as the identified account holder, or DTC, Euroclear or Clearstream, Luxembourg on your behalf, as the case may be, must deliver to Panama good and marketable title to your old bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind; and

•	in return you will receive, as applicable and solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your old bonds submitted with respect to the invitation were held, the 2036 Bonds and any cash amounts to which you are entitled in respect of rounding and accrued interest payments, and any old bonds not accepted for purchase due to proration will be unblocked and returned to you. The settlement date shall also be the issue date of the 2036 Bonds.

The amount of cash you receive will be rounded to the nearest cent. The determination by Panama of any calculation or quotation made with respect to the invitation shall be conclusive and binding on you, absent manifest error.

Market for the Old Bonds and 2036 Bonds

Panama intends to cancel all old bonds acquired by it pursuant to the invitation. Accordingly, the exchange of old bonds pursuant to the invitation will reduce the aggregate original principal amount of old bonds that otherwise might trade in the public market, which could adversely affect the liquidity and market value of the remaining old bonds not offered or accepted pursuant to the invitation. Old bonds not exchanged pursuant to the invitation will remain outstanding.

The 2036 Bonds are a new issue of securities with no established trading market. Panama has been advised by the Joint Dealer Managers that they intend to make a market in the 2036 Bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the 2036 Bonds on the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the 2036 Bonds. The price at which the 2036 Bonds will trade in the secondary market is uncertain.

Certain Other Matters

Panama reserves the right, following completion or cancellation of the invitation, to offer to call, exchange or buy old bonds or sell new securities (including additional 2036 Bonds), or to issue a new invitation to submit offers to exchange or sell old bonds or purchase new securities, in each case on terms that may be the same as, or more or less favorable than those contemplated by the invitation. The making of any such new offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the original principal amount of old bonds retired pursuant to the invitation.

THE OLD BONDS

The following chart sets forth certain summary information with respect to the outstanding old bonds:

Old Bonds	Principal Amount Outstanding		Annual Interest Rate	Interest Payment Dates	Maturity
2020 Bonds	U.S.$	148,680,000	10.75%	May 15 and November 15	May 15, 2020
2023 Bonds	U.S.$	756,000,000	9.375%	January 16 and July 16	January 16, 2023
2027 Bonds	U.S.$	975,000,000	8.875%	March 30 and September 30	September 30, 2027
2029 Bonds(1)	U.S.$	500,000,000	9.375%	April 1 and October 1	April 1, 2029
2034 Bonds	U.S.$	500,000,000	8.125%	April 28 and October 28	April 28, 2034

(1)	On April 1, 2006, holders will have the right to cause Panama to redeem the 2029 Bonds for 100% of the principal amount of the 2029 Bonds by giving not less than 30 days, nor more than 60 days, irrevocable notice of redemption to Panama.

The old bonds constitute direct, general, unsecured and unconditional external indebtedness of Panama.

The old bonds are listed on the Luxembourg Stock Exchange.

The foregoing description does not purport to be complete and is qualified in its entirety by the applicable documentation for the old bonds, copies of which are on file and available for inspection at the office of the fiscal agent and at the office of the paying agent in Luxembourg.

For your convenience, the clearing reference numbers for the old bonds are listed in the table below:

Old Bonds	CUSIP	ISIN	Common Code
2020 Bonds	698299AM6	US698299AM62	011426743
2023 Bonds	698299AS3	US698299AS33	015897309
2027 Bonds	698299AD6	US698299AD63	008023972
2029 Bonds	698299AK0	US698299AK07	009626611
2034 Bonds	698299AT1	US698299AT16	018498723

Panamanian governmental agencies may not submit any exchange offers. For your reference, aggregate holdings of old bonds by the Fondo Fiduciario para el Desarrollo are listed in the table below:

Old Bonds	Holdings of the Fondo Fiduciario para el Desarrollo
2020 Bonds	10,000,000
2023 Bonds	0
2027 Bonds	351,667,000
2029 Bonds	0
2034 Bonds	62,200,000

DESCRIPTION OF THE 2036 BONDS

Panama will issue the 2036 Bonds under the fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and JPMorgan Chase Bank, N.A., as fiscal agent. Panama has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description is a summary of the material provisions of the 2036 Bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the 2036 Bonds. Therefore, Panama urges you to read the fiscal agency agreement and the form of 2036 Bonds in making your decision on whether to invest in the 2036 Bonds. Panama has filed a copy of these documents with the Commission, and copies of these documents are available at the office of the fiscal agent in New York City.

The following description of the particular terms of the 2036 Bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the 2036 Bonds

The 2036 Bonds:

•	will mature at par, including any accrued and unpaid interest and deducting principal paid with respect to the regularly scheduled amortization, on January 26, 2036;

•	will bear interest at a rate per annum to be determined and announced on the Announcement Date, calculated on the basis of a 360-day year, consisting of twelve 30-day months, from the settlement date, which is expected to be January 26, 2006;

•	will pay principal in three equal annual installments on January 26 of each year, commencing on January 26, 2034;

•	will pay interest semiannually in arrears in equal installments on January 26 and July 26 of each year, beginning July 26, 2006, to be paid to the person in whose name the 2036 Bond is registered at the close of business on the preceding January 11 or July 11 respectively;

•	will not be redeemable prior to maturity, except for the regularly scheduled amortization of principal;

•	upon issuance, will be direct, unconditional and general obligations of Panama and will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated indebtedness of Panama;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued on or about January 26, 2006, unless the invitation is extended or earlier terminated in accordance with the terms of the invitation;

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in minimum denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

The 2036 Bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to the 2020 Bonds, the 2023 Bonds, the 2027 Bonds, the 2029 Bonds and much of Panama’s other outstanding external public indebtedness. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Panama may amend certain key terms of the 2036 Bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2036 Bonds. Additionally, if an event of default has occurred and is continuing, the 2036 Bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding 2036 Bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payment of Principal and Interest

Panama will make payments of principal and interest on the 2036 Bonds in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the holders of the 2036 Bonds. Panama expects that holders of the 2036 Bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Panama nor the fiscal agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC to make payments to holders of the 2036 Bonds from the funds it receives.

If any date for an interest or principal payment is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Panama will make the payment on the next New York City banking day. No interest on the 2036 Bonds will accrue as a result of this delay in payment.

If any money that Panama pays to the fiscal agent or to any paying agent for the payment of principal of or interest on the 2036 Bonds is not claimed two years after the principal or interest was due and paid by Panama, then the fiscal agent or paying agent will repay the money to Panama. If this occurs, Panama will promptly confirm the receipt of this repayment in writing to the fiscal agent. After any such repayment, the fiscal agent or paying agent will not be liable with respect to the payments. However, Panama’s obligations to pay the principal of and interest on the 2036 Bonds as they become due will not be affected by such repayment. The 2036 Bonds will become void unless presented for payment within five years after the maturity date thereof (or such shorter period as may be prescribed by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the 2036 Bonds:

(a) a default by Panama in any payment of principal of the 2036 Bonds which continues for 15 calendar days;

(b) a default by Panama in any payment of interest on the 2036 Bonds which continues for 30 calendar days;

(c) a default by Panama in the performance of any other obligation under the 2036 Bonds which continues for 60 calendar days after the holder of any 2036 Bonds provides to the fiscal agent written notice requiring this default be remedied;

(d) an acceleration of any aggregate principal amount of public indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default resulting from Panama’s failure to make any payment of principal or interest under this public indebtedness when due;

(e) a failure of Panama to make any payment in respect of public indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise), which continues for 30 calendar days after the holder of any 2036 Bonds provides to the fiscal agent written notice requiring this default be remedied;

(f) a declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, public external indebtedness of Panama which does not expressly exclude the 2036 Bonds; or

(g) a denial or repudiation by Panama of its obligations under the 2036 Bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding 2036 Bonds may, by notice to the fiscal agent, declare all the 2036 Bonds to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding 2036 Bonds may not, on their own, declare the 2036 Bonds to be due and payable immediately. Holders of 2036 Bonds may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the 2036 Bonds will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding 2036 Bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes. The fiscal agent is entitled to enter into business transactions with Panama or any of its respective affiliates without accounting for any profit resulting from such transactions.

Paying Agents; Transfer Agents; Registrar

Panama has initially appointed JPMorgan Chase Bank, N.A. as paying agent, transfer agent and registrar. Panama may at any time appoint new paying agents, transfer agents and registrars. Panama, however, will at all times maintain:

•	a principal paying agent in New York City; and

•	a registrar in New York City.

In addition, so long as the 2036 Bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Panama will maintain a paying agent and a transfer agent in Luxembourg. Panama will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent, transfer agent or registrar.

Definitive 2036 Bonds

Panama will issue 2036 Bonds in definitive form in exchange for the book-entry securities only if:

•	DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, and Panama does not appoint a qualified successor within ninety (90) days after DTC notifies Panama or Panama becomes aware that DTC is unwilling, unable or ineligible to act as depositary or is no longer registered to be a “clearing agency”;

•	Panama, at its option, elects to terminate the book-entry system through DTC; or

•	an event of default with respect to the 2036 Bonds shall have occurred and be continuing.

Payments on any definitive 2036 Bonds will be made at the Global Trust Services Office of the fiscal agent in New York City and at the specified office of the paying agent in Luxembourg (against surrender of the relevant definitive 2036 Bond, in the case of payments of principal). You will not be charged a fee for the registration of transfers or exchanges of definitive 2036 Bonds. You may transfer any definitive registered 2036 Bond, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent.

Notices

So long as the 2036 Bonds are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, Panama will publish notices to the holders of the 2036 Bonds on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg. Panama will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the 2036 Bonds

From time to time, without the consent of holders of the 2036 Bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the 2036 Bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the 2036 Bonds have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding 2036 Bonds.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the 2036 Bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding 2036 Bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding 2036 Bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding 2036 Bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the 2036 Bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the 2036 Bonds;

•	reduce the principal amount of the 2036 Bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the 2036 Bonds;

•	reduce the interest rate of the 2036 Bonds;

•	change the currency in which any amount in respect of the 2036 Bonds is payable or the place or places in which such payment is to be made;

•	permit early redemption of the 2036 Bonds;

•	change Panama’s obligation to pay any additional amounts under the 2036 Bonds;

•	change the definition of “outstanding” with respect to the 2036 Bonds;

•	change the governing law provision of the 2036 Bonds;

•	change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive immunity (sovereign or otherwise) irrevocably in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the 2036 Bonds;

•	change the status of the 2036 Bonds, as described under “Description of the 2036 Bonds—General Terms of the 2036 Bonds” in this prospectus supplement and under “Debt Securities—Status of the Debt Securities” in the accompanying prospectus;

•	in connection with an offer to acquire all or any portion of the 2036 Bonds, amend any event of default under the 2036 Bonds; or

•	reduce the proportion of the principal amount of the 2036 Bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the 2036 Bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of 2036 Bonds, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding 2036 Bonds) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of the 2036 Bonds, modify, amend or supplement the fiscal agency agreement or the 2036 Bonds for the purpose of:

•	adding to the covenants of Panama for the benefit of the holders of the 2036 Bonds;

•	surrendering any right or power conferred upon Panama;

•	securing the 2036 Bonds pursuant to the requirements of the 2036 Bonds or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the 2036 Bonds; or

•	amending the fiscal agency agreement or the 2036 Bonds in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of the 2036 Bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the 2036 Bonds.

For purposes of determining whether the required percentage of holders of 2036 Bonds is present at a meeting of holders for quorum purposes or has consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement under the 2036 Bonds or the fiscal agency agreement, 2036 Bonds owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Please refer to the section entitled “Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of 2036 Bonds.

Purchase of 2036 Bonds by Panama

Panama may at any time purchase any of the 2036 Bonds in any manner and for any consideration. All 2036 Bonds which are purchased by or on behalf of Panama may be held, resold or surrendered for cancellation.

Governing Law

The laws of the State of New York will be the governing law, except with respect to the authorization and execution of the 2036 Bonds, which will be governed by the laws of the Republic of Panama.

Listing

Application has been made to list the 2036 Bonds on the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange.

GLOBAL CLEARANCE AND SETTLEMENT

Panama has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Panama takes responsibility for the accurate reproduction of this information. Panama takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Panama nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Panama or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Distributions with respect to 2036 Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Ownership of the 2036 Bonds through DTC, Euroclear and Clearstream, Luxembourg

Panama will issue the 2036 Bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Panama and the fiscal agent generally will treat the registered holder of the 2036 Bonds, initially Cede & Co., as the absolute owner of the 2036 Bonds for all purposes. Once Panama and the fiscal agent make payments to the registered holders, Panama and the fiscal agent will no longer be liable on the 2036 Bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the 2036 Bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the 2036 Bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the 2036 Bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the 2036 Bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed 2036 Bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the 2036 Bonds among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the 2036 Bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the 2036 Bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the 2036 Bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the 2036 Bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the 2036 Bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the 2036 Bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the 2036 Bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the 2036 Bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the 2036 Bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the 2036 Bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the 2036 Bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the 2036 Bonds were credited to the participant’s account. However, interest on the 2036 Bonds would accrue from the value date. Therefore, in many cases, the interest income on 2036 Bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the 2036 Bonds can use its usual procedures for transferring 2036 Bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer 2036 Bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the 2036 Bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases 2036 Bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg account holder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•	borrowing the 2036 Bonds in the United States from a DTC participant no later than one day prior to settlement which would give the 2036 Bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg account holder.

TAXATION

General

An exchange of old bonds for 2036 Bonds pursuant to the invitation may be a taxable transaction under the laws applicable to a bondholder. Also, holders of 2036 Bonds may be subject to tax in respect of their 2036 Bonds. Each bondholder should consult its own tax advisor to determine the particular tax consequences for it in respect of the exchange of old bonds for 2036 Bonds or the purchase, receipt, ownership or disposition of 2036 Bonds.

Panamanian Taxation

The following is a summary of certain aspects of Panamanian federal income taxation that may be relevant to:

•	non-Panamanian holders of old bonds that offer their old bonds for exchange pursuant to the invitation; and

•	non-Panamanian holders of 2036 Bonds in connection with the holding and disposition of their 2036 Bonds acquired pursuant to the invitation.

The summary is based on Panamanian laws, rules and regulations now in effect, all of which are subject to change.

This summary is not intended to constitute a complete analysis of the Panamanian income tax consequences to nonresidents of Panama of the exchange of old bonds for 2036 Bonds or the purchase, receipt, ownership or disposition of the 2036 Bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Panama.

No Panamanian withholding or other Panamanian taxes will apply to the exchange by nonresidents of Panama of old bonds for 2036 Bonds pursuant to the invitation or the payment to nonresidents of Panama of the accrued interest or rounding amounts in respect of any old bonds so exchanged. The exchange of old bonds for 2036 Bonds by nonresidents of Panama pursuant to the invitation will not be subject to any Panamanian stamp tax or other similar Panamanian taxes.

Unless a non-Panamanian holder of a 2036 Bond has some connection with Panama other than the mere holding of a 2036 Bond or the receipt of principal or interest in respect of a 2036 Bond, payments of interest and principal on a 2036 Bond to that non-Panamanian holder will be made free and clear of, and without deduction for or on account of, Panamanian taxes.

Capital gains resulting from any trades of 2036 Bonds effected between or in respect of accounts maintained by or on behalf of nonresidents of Panama will not be subject to Panamanian income tax or other Panamanian taxes if these nonresidents have no connection with Panama other than as holders of an interest in the 2036 Bonds.

Payments of interest and principal on the 2036 Bonds to, and any gain realized upon the disposition of 2036 Bonds by, non-Panamanian holders of 2036 Bonds will not be subject to Panamanian estate tax.

Persons considering exchanging old bonds for 2036 Bonds should consult their own tax advisers in determining the Panamanian tax consequences to them of the exchange of old bonds pursuant to the invitation and/or the receipt, ownership and disposition of the 2036 Bonds.

United States Federal Income and Estate Taxation

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to the exchange of old bonds that are in registered form for 2036 Bonds pursuant to the invitation and/or to the receipt, ownership or disposition of 2036 Bonds. This summary is based on U.S. federal tax laws in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

This summary deals only with holders that hold the old bonds and 2036 Bonds as capital assets as defined in the U.S. federal tax laws. This summary does not address tax considerations applicable to:

•	holders who hold old bonds that are in bearer form;

•	holders of 2036 Bonds who do not acquire the 2036 Bonds pursuant to the invitation;

•	special classes of holders, such as dealers in securities or currencies, certain securities traders, banks, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to mark to market;

•	persons that hold old bonds or 2036 Bonds as part of a hedging transaction or a position in a straddle or conversion transaction; and

•	United States Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Holders of old bonds and prospective holders of 2036 Bonds should consult their own tax advisors in determining the tax treatment of the exchange of old bonds for 2036 Bonds pursuant to the invitation and of the receipt, ownership and disposition of 2036 Bonds, including the application to their particular circumstances of the tax considerations discussed below and of any relevant state, local, foreign or other tax laws. In particular, holders of old bonds that are in bearer form are urged to consult their tax advisors as to the tax consequences of an exchange of old bonds for 2036 Bonds.

Definition of United States Holder

As used herein, the term “United States Holder” means a holder of old bonds or 2036 Bonds who or that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to regular U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

United States Holders

The following discussion applies to you if you are a United States Holder.

Exchange of Old Bonds for 2036 Bonds

An exchange of old bonds for 2036 Bonds pursuant to the invitation will be considered for U.S. federal income tax purposes to be a modification of the old bonds. The tax consequences of that modification will depend on whether the modification is considered to be significant. As discussed below, if the modification is significant, the exchange generally will be a taxable transaction (“Taxable Exchange”). If it is not significant, the exchange generally will not be taxable, except with respect to accrued interest and cash received as a result of rounding down the principal amount of the 2036 Bonds received in the exchange (a “Non-taxable Exchange”).

The modification of an old bond will be a significant modification if, based upon all the facts and circumstances and taking into account all modifications of the old bond, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Panama believes that the differences between the old bonds and the 2036 Bonds to be received in exchange for such old bonds, including differences in their maturities, principal amortization, principal amount and interest rate, will be economically significant. Accordingly, Panama will treat the exchanges of old bonds for 2036 Bonds pursuant to the invitation as significant modifications that will result in Taxable Exchanges.

Even if the differences described above did not result in a significant modification, applicable U.S. Treasury regulations provide that an exchange of old bonds for 2036 Bonds also will be treated as a significant modification if the overall yield of the 2036 Bonds received in exchange for the old bonds varies from the annual yield of the old bonds by more than five percent of the annual yield of the old bonds. For this purpose, the regulations require that the yield of the 2036 Bonds be computed using the adjusted issue price of the old bonds, reduced by the amount of any cash received in the exchange. The yield of the 2036 Bonds received in exchange for old bonds cannot be determined until all the pricing terms relating to the exchange of old bonds for 2036 Bonds have been determined. Thus, it cannot be determined as of the date of this prospectus supplement whether the yield of the 2036 Bonds will vary from the yield of the old bonds by an amount that, by itself, would cause the exchange for 2036 Bonds to be treated as a significant modification.

Taxable Exchange

A United States Holder will recognize gain or loss on a Taxable Exchange of old bonds in an amount equal to the difference, if any, between the holder’s adjusted basis in those old bonds and the amount realized by the holder on the exchange. The amount realized by the United States Holder will be equal to the sum of:

•	the aggregate issue price of the 2036 Bonds (determined in the manner described below) received by the holder in the exchange; and

•	the amount of any cash received in respect of accrued but unpaid interest with respect to the old bonds or as a result of rounding the aggregate principal amount of 2036 Bonds receivable downward to the nearest U.S.$1,000.

Except to the extent attributable to accrued but unpaid interest or accrued market discount, gain or loss recognized by a United States Holder on a Taxable Exchange of old bonds will be capital gain or loss. That gain or loss will be long-term capital gain or loss if the old bonds were held for more than one year. Gain or loss attributable to accrued but unpaid interest and market discount will be taxed as ordinary income. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any capital gain or loss recognized by a United States Holder on the exchange of old bonds for 2036 Bonds generally will be treated as income from or loss allocable to sources within the United States for U.S. federal income tax purposes.

If a substantial amount of 2036 Bonds is traded on an established securities market, the issue price of the 2036 Bonds will be their fair market value on the settlement date. A debt instrument is considered to be traded on an established securities market if, at any time during the 60-day period ending 30 days after the issue date of the debt instrument, the debt instrument appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions (a “Quotation Medium”). It is anticipated that the 2036 Bonds will appear on such a Quotation Medium.

Non-Taxable Exchange

If the exchange of the old bonds for 2036 Bonds does not result in a significant modification, a United States Holder will not be required to recognize gain or loss on the exchange, except with respect to its receipt of accrued interest (which shall be included in ordinary income) and its receipt of cash as a result of rounding downward the aggregate principal amount of 2036 Bonds received.

The payment of cash as a result of rounding the principal amount of 2036 Bonds received downward will be treated as a payment in retirement of a portion of the old bonds. That retirement may result in gain or loss to the holder in an amount equal to the difference, if any, between the holder’s adjusted basis in the portion of the old bonds treated as retired and the cash received. The gain or loss on the portion of the old bonds treated as retired will be taxable as described above with respect to a Taxable Exchange.

The basis of the 2036 Bonds received in a Non-taxable Exchange in the hands of a United States Holder will be the same as that holder’s basis in the old bonds immediately before the exchange, except that the holder’s basis will be reduced in respect of any cash paid as a result of rounding down the principal amount of 2036 Bonds, and will be increased by the amount of any gain, or reduced further by the amount of any loss, recognized by the holder in respect of that cash. The holding period of those 2036 Bonds will include the holding period of the exchanged old bonds. The issue price of 2036 Bonds received in a Non-taxable Exchange will be the same as the adjusted issue price of the old bonds exchanged for those 2036 Bonds, reduced in respect of any cash received in respect of any cash paid as a result of rounding down the principal amount of 2036 Bonds and increased by the amount of any income recognized by the holder in respect of that cash.

Taxation of the 2036 Bonds

Interest on the 2036 Bonds

Interest on the 2036 Bonds will not be exempt from U.S. taxation generally. Except as described below under “—OID on the 2036 Bonds—Taxable Exchange,” interest will be taxable to a United States Holder as ordinary income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for tax purposes.

Interest paid by Panama on the 2036 Bonds will constitute income from sources outside the United States and under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income, which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder under the United States federal income tax laws.

OID on the 2036 Bonds — Taxable Exchange

2036 Bonds that are issued in a Taxable Exchange will be treated as issued with OID if the issue price for 2036 Bonds (determined in the manner described above under “—United States Holders—Exchange of Old Bonds for 2036 Bonds—Taxable Exchange”) is equal to or less than the amount determined by subtracting from U.S.$1,000 the product of U.S.$2.50 and the weighted average maturity of the 2036 Bonds per each U.S.$1,000 principal amount of 2036 Bonds. Panama does not expect that the 2036 Bonds will be issued with OID.

If a 2036 Bond is issued with OID, the 2036 Bond will have an amount of OID that is equal to the excess of the principal amount of the 2036 Bond over the issue price for the 2036 Bond. Generally, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using the yield to maturity of the 2036 Bond, which is computed based on a constant annual rate of interest and compounding at the end of each accrual period. You may select an accrual period of any length and you may vary the length of each accrual period over the term of the 2036 Bond. However, each scheduled payment of interest or principal on the 2036 Bond must occur on either the first or final day of an accrual period. Under this method, you will generally be required to include an amount of OID in each accrual period that is equal to the excess of (x) the product of the adjusted issue price of the 2036 Bond at the beginning of the accrual period and the yield to maturity of the 2036 Bond over (y) the stated interest on the 2036 Bond that is allocable to the accrual period. For this purpose, the adjusted issue price of a 2036 Bond will generally equal the issue price of the 2036 Bond plus any OID that has been accrued on the 2036 Bond for all prior accrual periods.

You may elect to include in gross income all interest and OID that accrues on your 2036 Bond using the constant-yield method described above for OID. Generally, this election will apply only to the 2036 Bond for which you make it. Please consult your tax advisor concerning the advisability and additional consequences of making the election.

Disposition of the 2036 Bonds

A United States Holder generally will recognize gain or loss on the sale or retirement of 2036 Bonds in an amount equal to the difference between the amount realized on that sale or retirement and its adjusted basis in the 2036 Bonds. A United States Holder’s initial basis in 2036 Bonds received in a Taxable Exchange will be equal to the issue price (determined in the manner described above under “United States Holders—Exchange of Old Bonds for 2036 Bonds—Taxable Exchange”) of the 2036 Bonds. A United States Holder’s initial basis in 2036 Bonds received in a Non-taxable Exchange will be determined in the manner described above under “—United States Holders—Exchange of Old Bonds for 2036 Bonds—Non-taxable Exchange.”

Except to the extent attributable to accrued but unpaid interest or market discount, gain or loss recognized by a United States Holder on the sale or retirement of 2036 Bonds will be capital gain or loss and will be long-term capital gain or loss if (i) the United States Holder held the 2036 Bonds for more than one year or (ii) in the case of 2036 Bonds that are received in a Non-taxable Exchange, the United States Holder has held the 2036 Bonds and the old bonds that were exchanged for the 2036 Bonds for an aggregate period of more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a United States Holder on the sale, redemption or retirement of a 2036 Bond generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-United States Holders

The following discussion applies to you if you are a holder of old bonds or 2036 Bonds who or that is not a United States Holder (a “Non-United States Holder”).

Exchange of Old Bonds for 2036 Bonds

Gain Characterized as Capital Gain

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on any capital gain realized on an exchange of old bonds for 2036 Bonds unless:

•	that gain or income is effectively connected with the conduct by the holder of a trade or business within the United States; or

•	in the case of a Non-United States Holder who is an individual, the holder is present in the United States for a total of 183 days or more during the taxable year in which that gain or income is realized and either:

•	that gain or income is attributable to an office or fixed place of business maintained in the United States by that holder; or

•	that holder has a tax home in the United States.

Gain Characterized as Interest Income

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, on income attributable to accrued but unpaid interest, accrued market discount or accrued OID unless:

•	the holder is an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the U.S. federal tax laws; or

•	the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Taxation of 2036 Bonds

Interest on the 2036 Bonds

Except as discussed above under “—Non-United States Holders—Exchange of Old Bonds for 2036 Bonds—Gain Characterized as Interest Income,” and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, on payments of interest or any accrual of OID on the 2036 Bonds.

Disposition of the 2036 Bonds

Except as discussed above under “—Non-United States Holders—Exchange of Old Bonds for 2036 Bonds—Gain Characterized as Capital Gain,” and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on any capital gain realized on the sale or exchange of 2036 Bonds. To the extent gain is attributable to accrued but unpaid interest, see the discussion above under “—Non-United States Holders—Exchange of Old Bonds for 2036 Bonds—Gain Characterized as Interest Income.”

Estate Tax

The 2036 Bonds will be treated as situated outside the United States for purposes of the U.S. federal estate tax. Thus, for purposes of this tax, the 2036 Bonds will not be included in the gross estate in the case of a nonresident of the United States who was not a citizen of the United States at the time of death, if income on the 2036 Bonds would not have been effectively connected with a United States trade or business at the time of the individual’s death.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to cash payments made with respect to the old bonds upon the exchange and to payments of principal and interest and the accrual of OID on the 2036 Bonds, in each case if such payments are made to noncorporate United States Holders and the payments are made within the United States or by or through a custodian or nominee that is a U.S. Controlled Person, as defined below. Backup withholding will apply to those payments if such a United States Holder fails to provide an accurate taxpayer identification number or, in the case of interest payments, fails to certify that it is not subject to backup withholding or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Backup withholding and information reporting generally will not apply to principal and interest payments to a Non-United States Holder, but the holder may be required to comply with certification and identification procedures in order to prove its exemption. In the case of 2036 Bonds held by a foreign partnership, these certification procedures will generally be applied to the partners in the partnership and the partnership will be required to provide certain information, including, if applicable, its U.S. taxpayer identification number. If you hold a 2036 Bond through a partnership or other pass-through entity, you should consult your own tax advisors regarding the application of these rules to your situation.

The payment of proceeds of a sale or redemption of 2036 Bonds effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a U.S. Controlled Person, unless the broker has documentary evidence that the holder or beneficial owner is not a United States Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption, and the backup withholding rules will apply to those payments if the broker has actual knowledge that the holder or beneficial owner is a United States Holder.

A “U.S. Controlled Person” is:

•	a United States person (as defined in U.S. Treasury regulations);

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons (as defined in U.S. Treasury Regulations) hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to a holder of a 2036 Bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the Internal Revenue Service.

Luxembourg Taxation

The following is a summary of certain material Luxembourg tax consequences of accepting the Invitation, purchasing, owning and disposing of the 2036 Bonds. It does not purport to be a complete analysis of all possible tax situations that may be relevant to a decision to accept the Invitation, purchase, own or deposit the 2036 Bonds. Prospective participants in the Invitation should consult their own tax advisers as to the applicable tax consequences of the Invitation and the ownership of the 2036 Bonds, based on their particular circumstances. This summary does not allow any conclusions to be drawn with respect to issues not specifically addressed. The following description of Luxembourg tax law is based upon the Luxembourg law and regulations as in effect and as interpreted by the Luxembourg tax authorities on the date of this Prospectus Supplement and is subject to any amendments in law (or in interpretation) later introduced, whether or not on a retroactive basis.

The residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds de chômage), as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers residents of Luxembourg for tax purposes. Individual tax payers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Tax residency

A person will not become resident, nor be deemed to be resident, in Luxembourg by reason only of the acceptance of the Invitation, the holding of the 2036 Bonds, or the execution, performance, delivery and/or enforcement of the 2036 Bonds.

Exchange of the Old Bonds for the 2036 Bonds

Income taxation

Taxation of Luxembourg non-residents

Participants in the Invitation who are non-residents of Luxembourg and who do not hold the old Bonds through a permanent establishment or a permanent representative in Luxembourg will not be subject to Luxembourg income tax on the realization of capital gains on the exchange of the old Bonds for the 2036 Bonds.

Participants in the Invitation who are non-residents of Luxembourg and who hold the old Bonds through a permanent establishment or a permanent representative in Luxembourg may have to include any capital gain realized on the exchange of the old Bonds for 2036 Bonds, in their taxable income for Luxembourg income tax assessment purposes.

Taxation of Luxembourg residents

For Luxembourg tax purposes, an exchange of assets is considered as a sale at fair market value (valeur estimée de réalisation) of the exchanged asset followed by the acquisition of the asset received in exchange.

Luxembourg resident individuals

For Luxembourg resident individual participants in the Invitation acting in the course of the management of their private wealth, capital gains (including foreign exchange results) realized on the exchange of the Old Bonds for 2036 Bonds are not subject to income tax provided that the exchange of the old Bonds for 2036 Bonds does not occur prior to at least six months after the acquisition of the old Bonds. Upon the exchange of the old Bonds for 2036 Bonds, individual Luxembourg resident Holders of 2036 Bonds acting in the course of the management of their private wealth must, however, include the portion of such gain corresponding to accrued but unpaid interest in their taxable income, insofar as the accrued but unpaid interest is indicated separately in the exchange agreement. Should the exchange of the old Bonds for 2036 Bonds precede the acquisition of the old Bonds or take place within the six months following the acquisition of the old Bonds, any realized capital gains qualify as “speculative gains” and are fully taxable as miscellaneous income at ordinary income tax rates; provided, however, that such speculative gains are not taxable if the total amount of such gains realized within the same tax year amount to less than €500.00. In the event that the exchange of the old Bonds for 2036 Bonds precedes the acquisition the old Bonds or takes place within six months after the acquisition of the old Bonds, any gain realized on the old Bonds (including foreign exchange gain) will be taxable as speculative gains, whereas the deductibility of any loss (including foreign exchange loss) is subject to limitations and may be set off only against capital gains related to miscellaneous income.

Luxembourg resident companies

Luxembourg resident participants in the Invitation who are corporate (société de capitaux) holders acting in the course of the management of a professional or business undertaking are subject to Luxembourg income tax at ordinary tax rates on all capital gains recognized for tax purposes (including foreign exchange results) realized on the exchange of the old Bonds for 2036 Bonds. Any gain (including foreign exchange gain) will be taxable whereas any loss (including foreign exchange loss) will be deductible for Luxembourg income tax purposes. The same conclusion applies to individual holders, acting in the course of the management of a professional or business undertaking to which the old Bonds are attributable.

Luxembourg resident companies benefiting from a special tax regime

Luxembourg resident participants in the Invitation who are holding companies subject to the amended law of July 31, 1929 or undertakings for collective investment subject to the amended laws of December 20, 2002 are income tax exempt entities in Luxembourg and thus any capital gains realized by them upon their exchange of the old Bonds for 2036 Bonds are not subject to any Luxembourg tax.

Other taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the participants in the Invitation as a consequence of the acceptance of the Invitation.

There is no Luxembourg value added tax payable in respect of the acceptance of the Invitation.

Taxes in respect of the 2036 Bonds

Income taxation

Taxation of Luxembourg non-residents

Holders of 2036 Bonds who are non-residents of Luxembourg and who do not hold the 2036 Bonds through a permanent establishment or a permanent representative in Luxembourg are not liable to any Luxembourg income tax, whether they receive payments of interest (including accrued but unpaid interest), or payments upon redemption, repayment of principal or exchange of the 2036 Bonds, or realize capital gains on the sale of any 2036 Bond.

Holders of 2036 Bonds who are non-residents of Luxembourg and who hold the 2036 Bonds through a permanent establishment or a permanent representative in Luxembourg may have to include any interest received or accrued, as well as any gain realized on the sale or disposal of the 2036 Bonds, in their taxable income for Luxembourg income tax assessment purposes.

Taxation of Luxembourg residents

Holders of 2036 Bonds who are residents of Luxembourg must for income tax purposes include any interest received in their taxable income. These holders will not be liable to any Luxembourg income tax on repayment of principal of the 2036 Bonds.

Luxembourg resident individuals

Luxembourg resident individual Holders of 2036 Bonds acting in the course of the management of their private wealth are not subject to taxation on capital gains upon the transfer of the 2036 Bonds, unless the transfer of the 2036 Bonds precedes the acquisition of the 2036 Bonds, or the 2036 Bonds are disposed of within six months of the date of acquisition of these 2036 Bonds. Upon a redemption or exchange of the 2036 Bonds, individual Luxembourg resident Holders of 2036 Bonds acting in the course of the management of their private wealth must however include the portion of such gain corresponding to accrued but unpaid interest in their taxable income, insofar as the accrued but unpaid interest is indicated separately in the redemption or exchange agreement.

Luxembourg resident individual Holders of 2036 Bonds, acting in the course of the management of a professional or business undertaking to which the 2036 Bonds are attributable, may have to include any interest received or accrued, as well as any gain realized on the sale or disposal of the 2036 Bonds, in their taxable income for Luxembourg income tax assessment purposes. Taxable gains are determined as being the difference between the sale, repurchase or redemption price (including accrued but unpaid interest) and the lower of the cost or book value of the 2036 Bonds sold or redeemed.

Fully taxable Luxembourg resident companies

Luxembourg resident corporate (société de capitaux) holders of 2036 Bonds must include any interest received or accrued, as well as any gain realized on the sale or disposal of 2036 Bonds, in their taxable income for Luxembourg income tax assessment purposes. Taxable gains are determined as being the difference between the sale or redemption price (including accrued but unpaid interest) and the lower of the cost or book value of the 2036 Bonds sold, exchanged or deemed realized.

Luxembourg resident companies benefiting from a special tax regime

Luxembourg resident Holders of 2036 Bonds who are holding companies subject to the amended law of July 31, 1929 or undertakings for collective investment subject to the amended laws of December 20, 2002 are tax exempt entities in Luxembourg and thus are not subject to any Luxembourg tax on income received on the 2036 Bonds or gains realized upon their transfer.

Withholding tax

Under Luxembourg tax law currently in effect and subject to the application of the Luxembourg laws dated 21 June 2005 (the “Laws”) implementing the European Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Directive”) and several agreements concluded between Luxembourg and certain dependant territories of the European Union, there is no withholding tax on payments of interest (including accrued but unpaid interest) made to Luxembourg resident and non-resident Noteholders in respect of the 2036 Bonds. There is also no Luxembourg withholding tax, subject to the application of the Laws, upon repayment of the principal or upon redemption or exchange of the 2036 Bonds.

Subject to the approval of the draft bill Nr. 5504, a Luxembourg withholding tax of 10% may be introduced as from 1 January 2006 on certain interest payments made to Luxembourg resident individuals.

Under the EU Savings Directive, a Luxembourg based paying agent (within the meaning of the EU Savings Directive) is required since 1 July 2005 to withhold tax on interest and other similar income (including reimbursement premium received at maturity) paid by it to (or under certain circumstances, to the benefit of) an individual resident in another Member State or a residual entity in the sense of article 4.2. of the Directive (a “Residual Entity”), established in one Member State of the European Union unless the beneficiary of the interest payments elects for an exchange of information. The same regime applies to payments to individuals or Residual Entities resident in any of the following territories: Netherlands Antilles, Aruba, Guernsey, Jersey, the Isle of Man, Montserrat and the British Virgin Islands.

The withholding tax rate is initially 15%, increasing steadily to 20% and to 35%. The withholding tax system will only apply during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain other countries (the transitional period may therefore never end).

Responsibility for the withholding of such tax will be assumed by the Luxembourg paying agent.

Net wealth tax

Luxembourg net wealth tax will not be levied on a Holder of 2036 Bonds, unless:

•	such holder is or is deemed to be a Luxembourg resident other than an exempt holding company governed by the amended law of July 31, 1929, an undertaking for collective investment governed by the amended law of December 20, 2002, a securitization company governed by the law of March 22, 2004 on securitization, or a company governed by the law of June 15, 2004 on venture capital vehicles; or

•	such 2036 Bonds are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment or a permanent representative in Luxembourg.

Subject to the approval of the draft bill Nr. 5504, net worth tax will be abolished in the hands of resident and non-resident individuals.

Other taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by Holders of 2036 Bonds as a consequence of the issuance of the 2036 Bonds, nor will any of these taxes be payable as a consequence of a subsequent transfer, repurchase or redemption of the 2036 Bonds.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the 2036 Bonds or in respect of the payment of interest or principal under the 2036 Bonds or the transfer of the 2036 Bonds. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuer, if for Luxembourg value added tax purposes such services are rendered or are deemed to be rendered in Luxembourg and no exemption from Luxembourg value added tax applies with respect to such services.

No estate or inheritance tax is levied on the transfer of the 2036 Bonds upon death of a Holder of 2036 Bonds in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

Luxembourg gift tax may be levied on a gift or donation of the 2036 Bonds if embodied in a Luxembourg deed or registered in Luxembourg.

EU Savings Directive

Under the EU Savings Directive Member States of the European Union are required, as from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a Paying Agent within its jurisdiction to an individual or a Residual Entity resident or established in another Member State. The same regime applies to payments to individuals or Residual Entities resident in any of the following territories: Netherlands Antilles, Aruba, Guernsey, Jersey, the Isle of Man, Montserrat and the British Virgin Islands. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, none of the Issuer, the Guarantor, any Paying Agent or any other person would be obliged to pay additional amounts with respect to any 2036 Bond as a result of the imposition of such withholding tax.

HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By submitting an exchange offer with respect to old bonds and thereby offering to exchange them pursuant to the invitation, the holder of such old bonds is deemed to acknowledge, represent, warrant and undertake to Panama, the Joint Dealer Managers, the exchange agent, the information agent and the Luxembourg exchange agent that, as of the time of submission of its exchange offer and on the settlement date:

(1) it has received and reviewed this prospectus supplement;

(2) it understands that an offer to exchange old bonds pursuant to any of the procedures set forth in the prospectus supplement will constitute its acceptance of the terms and conditions of the invitation;

(3) it is a person for whom it is lawful to participate in the invitation under the applicable securities laws contained under the heading “Jurisdiction Restrictions” in the prospectus supplement;

(4) upon the terms and subject to the conditions of the invitation, it irrevocably accepts the invitation in respect of the principal amount of old bonds that it is offering to exchange and accrued interest to the settlement date and, subject to and effective upon exchange of the old bonds on the settlement date, it sells, assigns and transfers to, or to the order of, Panama all right, title and interest in and to all of the old bonds exchanged by such holder;

(5) it has full power and authority to offer to exchange old bonds pursuant to the invitation and exchange, sell, assign and transfer the old bonds offered, and that, if such old bonds are accepted for exchange by Panama on the settlement date, Panama will acquire good and marketable title thereto, free and clear of all liens, charges, claims, interests, rights of third parties, encumbrances and restrictions of any kind and such old bonds will not be subject to any adverse claim or right; and that it will, upon request, execute and deliver additional documents and/or do such other things deemed by the exchange agent or by Panama to be necessary or desirable to complete the sale, assignment and transfer of the old bonds offered for exchange or to evidence such power and authority;

(6) it irrevocably appoints the exchange agent as its true and lawful agent and attorney-in-fact (with full knowledge that the exchange agent also acts as agent of Panama) with respect to the old bonds subject to the exchange, with full powers of substitution (such power of attorney being deemed to be an irrevocable power of attorney coupled with an interest) to (a) present such old bonds and all evidences of transfer and authenticity to, or transfer ownership of, such old bonds on the accounts maintained by DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to, or to the order of Panama, (b) present such old bonds for transfer of ownership on the books of the fiscal agents for the old bonds, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such old bonds, all in accordance with the terms and conditions of the invitation as described in this prospectus supplement;

(7) all authority conferred or agreed to be conferred pursuant to the submission of its exchange offer and every obligation of the holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of such holder and shall not be affected by, and shall survive, the death or incapacity of the holder;

(8) it understands that Panama’s acceptance for exchange of old bonds offered pursuant to any of the procedures described in this prospectus supplement will constitute a binding agreement between such holder and Panama in accordance with the terms and subject to the conditions of the invitation;

(9) it shall indemnify Panama, the Joint Dealer Managers, the exchange agent, the information agent, and the Luxembourg exchange agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to, the invitation (including any acceptance thereof) by any such holder;

(10) if such holder is offering to exchange old bonds held through Euroclear or Clearstream, Luxembourg:

(a) it has delivered bond instructions with respect to those old bonds to Euroclear or Clearstream, Luxembourg, as appropriate, by the deadline specified in the prospectus supplement;

(b) it has irrevocably authorized Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to:

(i) block any attempt to transfer such old bonds;

(ii) cancel such old bonds (or such lesser portion as shall be accepted for exchange by Panama) upon receipt of an instruction by the exchange agent to have such old bonds cancelled, and debit such old bonds (or such lesser portion as shall be accepted for exchange by Panama) for exchange from such holder’s account(s) with Euroclear or Clearstream, Luxembourg on the settlement date; and

(iii) disclose the name of the beneficial owner and information about the foregoing instructions with respect to such old bonds; and

(c) it has instructed Euroclear or Clearstream, Luxembourg, as appropriate, that, if Panama accepts for exchange any of its old bonds, Euroclear or Clearstream, Luxembourg, as appropriate, should credit the 2036 Bonds issued with respect to the exchange of those old bonds to the account in which those old bonds were held immediately before purchase;

(11) if such holder is offering to exchange old bonds held through DTC:

(a) such old bonds are, at the time the exchange offer is made, and will continue to be, until the time of settlement on the settlement date, held by it at The Depository Trust Company (“DTC”);

(b) it will submit its exchange offer to DTC by the deadline specified in the invitation, by causing DTC to irrevocably transfer such holder’s old bonds to the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program procedures for such a transfer; and

(c) it will ensure that the exchange agent has received by the deadline specified in the invitation an “Agent’s Message” from DTC acknowledging that such holder has received and agrees to be bound by the terms of the invitation (as set forth in the prospectus supplement) and that Panama may enforce such agreement against such holder;

(12) it understands that exchange offers may be withdrawn at any time at or prior to 4:30 P.M., New York City time, on the expiration date in accordance with the terms of this prospectus supplement and that in the event of a termination of the invitation, the bond instructions with respect to such old bonds will be released, and the securities will be returned to the holder;

(13) it understands that valid exchange offers (or defective exchange offers with respect to which Panama has waived, or has caused to be waived, such defect) will be deemed to have been accepted by Panama if, as and when Panama gives oral or written notice thereof to the exchange agent;

(14) it agrees that accrued but unpaid interest to be paid by Panama on the settlement date pursuant to the invitation shall be paid on the settlement date notwithstanding any other provision of the old bonds; and

(15) it will, upon request, execute and deliver any additional documents deemed by the exchange agent, the Luxembourg exchange agent or Panama to be necessary or desirable to complete the sale, assignment and transfer of the old bonds offered for exchange thereby.

JOINT DEALER MANAGERS AND EXCHANGE AGENT; PLAN OF DISTRIBUTION

Panama has entered into a Joint Dealer Managers agreement, dated the date hereof, with HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc., as the Joint Dealer Managers for the invitation. HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc., as Joint Dealer Managers under the Joint Dealer Managers agreement, are referred to in this prospectus supplement as the “Joint Dealer Managers.” Pursuant to the Joint Dealer Managers agreement, Panama has:

•	retained the Joint Dealer Managers to act, directly or through affiliates, on behalf of Panama as Joint Dealer Managers in connection with the invitation;

•	agreed to pay the Joint Dealer Managers a fee based on the aggregate principal amount of 2036 Bonds issued pursuant to the invitation;

•	agreed to indemnify the Joint Dealer Managers against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended; and

•	agreed that, except as otherwise permitted by the Joint Dealer Managers in writing, it will not offer, sell, or contract to sell or otherwise dispose of any debt securities of Panama, guaranteed by Panama or of any Panamanian governmental agency, that are substantially similar to the 2036 Bonds, that are denominated in U.S. dollars, that are to be placed outside Panama and that mature more than one year after the settlement date until the termination of the invitation or the completion of the distribution of the 2036 Bonds, as notified to Panama by the Joint Dealer Managers.

The obligations of the Joint Dealer Managers under the Joint Dealer Managers agreement are subject to certain conditions. At any given time, the Joint Dealer Managers may trade the old bonds or other debt securities of Panama for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the old bonds or other securities of Panama.

If either Joint Dealer Manager acquires any 2036 Bonds pursuant to the invitation, it may resell those 2036 Bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any such 2036 Bonds may be offered to the public either through an underwriting syndicate represented by the Joint Dealer Managers or directly by the Joint Dealer Managers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be varied from time to time by the Joint Dealer Managers.

In connection with the invitation, the Joint Dealer Managers may purchase and sell old bonds in the open market. These transactions may include stabilizing transactions and purchases to cover short positions created by the Joint Dealer Managers, for themselves or a syndicate, if there is a syndicate, in connection with the invitation. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the Joint Dealer Managers, for themselves or a syndicate, if there is a syndicate, involve the sale by the Joint Dealer Managers of a greater number of securities than they own or have a right to purchase. These activities may stabilize, maintain or otherwise affect the market prices of the old bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The Joint Dealer Managers are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to their participation in the invitation and their trading activities and those of certain of their affiliates in connection with the invitation.

The Joint Dealer Managers and their affiliates may engage in transactions with and perform services for Panama. These transactions and services are carried out in the ordinary course of business. The fiscal agent,

JPMorgan Chase Bank, N.A., and the paying agent, transfer agent and listing agent in Luxembourg, J.P. Morgan Bank Luxembourg S.A., are affiliates of J.P. Morgan Securities Inc.

Panama estimates that its share of the total expenses of the invitation, excluding fees and commissions, will be approximately U.S.$550,000.

Panama has retained Citibank, N.A. to act as exchange agent and Dexia Banque Internationale à Luxembourg, S.A. to act as Luxembourg exchange agent in connection with the invitation.

Panama has agreed to:

•	pay the exchange agent and the Luxembourg exchange agent customary fees for their services;

•	reimburse the exchange agent and the Luxembourg exchange agent for certain of their out-of-pocket expenses in connection with the invitation; and

•	indemnify the exchange agent and the Luxembourg exchange agent against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

JURISDICTIONAL RESTRICTIONS

The distribution of the invitation materials and the transactions contemplated by the invitation materials may be restricted by law in certain jurisdictions. Persons into whose possession the invitation materials come are required by Panama to inform themselves of and to observe any of these restrictions.

The invitation materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the invitation is required to be made by a licensed broker or dealer and in which a Joint Dealer Manager or any affiliate of a Joint Dealer Manager is so licensed, it shall be deemed to be made by such Joint Dealer Manager or such affiliate on behalf of Panama.

Argentina

The invitation has not been authorized by, and the 2036 Bonds have not been registered with, the Argentine Securities Commission (Comisión Nacional de Valores). The 2036 Bonds will not be offered or sold in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law number 17,811, as amended.

Bahamas

If you have any questions about the invitation and/or doubts about its terms and conditions, you should consult with your own stockbroker, bank manager, counsel and attorney, accountant or other financial adviser. Neither Panama nor the Joint Dealer Managers have expressed any opinion as to whether the terms of the invitation are fair.

You should be aware that we can give no assurance regarding the liquidity of the trading market for the 2036 Bonds, the price at which the 2036 Bonds may trade in the secondary market is uncertain, and the price of the 2036 Bonds, as well as the value of your overall investment, may go down as well as up.

Panama accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus. To the best of the knowledge and belief of Panama (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

If you are a Bahamian resident, you are subject to Bahamian Exchange Control Regulations.

Brazil

The 2036 Bonds may not be offered or sold to the public in Brazil. Accordingly, the invitation has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the invitation, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the 2036 Bonds pursuant to the invitation is not a public offering of securities in Brazil, nor be used in connection with any offer for subscription or sale of 2036 Bonds to the public in Brazil.

Canada

Canada — Provinces. The 2036 Bonds may only be offered to investors located in the provinces of Ontario and Québec.

Canada — Resale Restrictions. The distribution of the 2036 Bonds in Canada will be made only on a private placement basis and will be exempt from the requirement that Panama prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the 2036 Bonds must be made in accordance with applicable securities laws which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Under no circumstances will Panama be required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the 2036 Bonds to the public in any province or territory of Canada. Canadian investors are advised that Panama currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the 2036 Bonds to the public in any province or territory of Canada. Canadian investors are advised to seek legal advice prior to any resale of the 2036 Bonds.

Canada — Responsibility. Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any Joint Dealer Manager or dealer as to the accuracy or completeness of the information contained in the invitation materials or any other information provided by Panama in connection with the offering.

Canada — Representations of Investors. Each Canadian investor who acquires or purchases 2036 Bonds in connection with the invitation will be deemed to have represented to Panama, the Joint Dealer Managers and any dealer who offers or sells 2036 Bonds to such investor that: (a) the offer and sale of the 2036 Bonds was made exclusively through the invitation materials and was not made through an advertisement of the 2036 Bonds in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such investor has reviewed the terms referred to above under “Canada — Resale Restrictions”; (c) where required by law, such investor is acquiring or purchasing 2036 Bonds as principal for its own account and not as agent; and (d) such investor or any ultimate investor for which such investor is acting as agent is entitled under applicable Canadian securities laws to acquire or purchase such 2036 Bonds without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of an investor resident in Ontario, such investor, or any ultimate investor for which such investor is acting as agent: (1) is an “accredited investor”, other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 Exempt Distributions and is a person to whom a dealer registered as an international dealer in Ontario may offer or sell 2036 Bonds; or (2) is an “accredited investor”, including an individual, who is acquiring or purchasing 2036 Bonds from a fully registered dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario); and (ii) in the case of an investor resident in Québec, such investor: (1) is a “sophisticated purchaser” within the meaning of section 44 of the Securities Act (Québec); (2) is a “sophisticated purchaser” within the meaning of Section 45 of the Securities Act (Québec), acquiring or purchasing 2036 Bonds for the portfolio of a person managed solely by it; or (3) is acquiring or purchasing 2036 Bonds as principal for its own account from a Québec-registered securities dealer with an unrestricted practice having an aggregate acquisition cost to the investor of at least C$150,000, provided the investor is not an entity established solely to acquire or purchase 2036 Bonds under this exemption.

Each Canadian investor who purchases 2036 Bonds hereby acknowledges to Panama and the Joint Dealer Managers that its name and other specific information, including the number of 2036 Bonds it has purchased and the aggregate purchase price to the investor, may be disclosed to Canadian securities regulatory authorities and become available to the public in accordance with the requirements under applicable Canadian securities laws in the provinces and territories of Canada. By purchasing global notes, each Canadian investor consents to the disclosure of such information.

Canada — Taxation and Eligibility for Investment. Any discussion of taxation and related matters contained in the invitation materials does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. Canadian investors in the 2036 Bonds should consult their own legal and tax advisers with respect to the tax consequences of an investment in the 2036 Bonds in their particular circumstances and with respect to the eligibility of the 2036 Bonds for investment by the investor under relevant Canadian legislation and regulations.

Canada — Rights of Action for Damages or Rescission — Ontario Only. Section 130.1 of the Securities Act (Ontario) provides that every investor pursuant to the invitation materials shall have a statutory right of action for damages or rescission against Panama and any selling security holder in the event that the invitation materials contain a misrepresentation as defined in the Securities Act (Ontario). Ontario investors who acquire or purchase a security offered by the invitation materials during the period of distribution have, without regard to whether the investor relied upon the misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against Panama and the selling security holders, if any, provided that:

(a)	if the investor exercises its right of rescission, it shall cease to have a right of action for damages against Panama and the selling security holders, if any;

(b)	Panama and the selling security holders, if any, will not be liable if they prove that the investor acquired or purchased the securities with knowledge of the misrepresentation;

(c)	Panama and the selling security holders, if any, will not be liable for all or any portion of damages that they can prove do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days from the day that the investor first had knowledge of the facts giving rise to the cause of action, or

(ii)	three years from the day of the transaction that gave rise to the cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which Panama and a selling security holder, if any, may rely. The enforceability of these rights may be limited as described herein under “Canada — Enforcement of Legal Rights.”

The rights of action discussed above will be granted to investors to whom such rights are conferred upon acceptance by the relevant dealer of the old bond and the purchase price for the notes, as the case may be. The rights discussed above are in addition to and without derogation from any other right or remedy which investors may have at law. Similar rights may be available to investors resident in other Canadian jurisdictions under local provincial securities laws. Prospective Ontario investors should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

Canada — Enforcement of Legal Rights. Panama is a foreign sovereign state. Therefore, it may not be possible for Canadian investors to effect service of process within Canada upon Panama or to satisfy a judgment against Panama in Canada or to enforce a judgment obtained in Canadian courts against Panama. Canadian investors should see “Arbitration and Enforceability” contained within the prospectus for additional general information.

Canada — Language of Documents. Each Canadian investor, by submitting an offer, acknowledges that it is such investor’s express wish that all documents evidencing or relating in any way to the sale of the 2036 Bonds be drawn up in the English language only. Chaque investisseur canadien en soumettant une offre, reconnait que c’est à sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des Obligations Globales Nouvelles soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Joint Dealer Managers and every dealer has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of 2036 Bonds to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of 2036 Bonds to the public in the Relevant Member State (provided that the 2036 Bonds have not been and will not be offered, sold or delivered in Italy or to investors resident in Italy):

(a) in the period beginning on the date of publication of a prospectus in relation to those 2036 Bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Panama of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of 2036 Bonds to the public” in relation to any 2036 Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the 2036 Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the 2036 Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Austria

This prospectus supplement has not been and will not be approved (geprueft) by the Austrian Financial Markets Authority (FMA) and deposited (hinterlegt) with the Austrian Control Bank (Oesterreichische Kontrollbank). The invitation covered by the prospectus supplement is not a public offering in accordance with the Austrian Capital Market Act (Kapitalmarktgesetz), as amended. The 2036 Bonds may not be offered or sold to the public in Austria.

This prospectus supplement shall not be circulated or publicly distributed in Austria. No public advertisement in Austria may be made for the invitation.

Belgium

The Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank-, Financie- en Assurantiewezen) has not approved or been notified of the invitation. Accordingly, subject to the private placement rules hereafter, the 2036 Bonds may not be offered or sold, and this prospectus supplement and the accompanying prospectus may not be distributed, directly or indirectly, to any person in Belgium other than the following professional investors within the meaning of Article 3, 2°, of Royal Decree of July 7, 1999, on the public character of financial transactions, acting for their own account: (i) the Belgian State, Regions (Régions/Gewesten) and Communities (Communautés/Gemeenschappen); (ii) the European Central Bank, the National Bank of Belgium (Banque Nationale de Belgique/Nationale Bank van België), the Interest Fund (Fonds de Rentes/Rentenfonds); the Fund for the Protection of Deposits and Financial Instruments (Fonds de protection des Depots et des instruments financiers/Beschermingsfonds voor deposito’s en financiële instrumenten) and the securities clearing system of the National Bank of Belgium (Caisse des Dépôts et Consignations/Deposito- en Consignatiekas); (iii) licensed Belgian and foreign credit institutions; (iv) licensed Belgian and foreign investment firms; (v) licensed Belgian and foreign collective investment undertakings; (vi) licensed Belgian and foreign insurance and reinsurance companies and pension funds, as long as those pension funds do not operate in Belgium; (vii) capitalisation undertakings; (viii) portfolio undertakings and any other companies whose main effective activity consists in the acquisition of securities representing the capital of other companies or that acquire securities which give the right to, or commit to, the subscription or acquisition of such securities; (ix) authorised Belgian co-ordination centres; (x) companies, funds or similar entities established under foreign law who mainly invest in debt instruments or units in collective investment undertakings and that finance these activities only by issuing securities in Belgium to professional investors, or foreign entities; and (xi) companies whose financial instruments are listed on a regulated market whose consolidated net assets (before deducting any liabilities) are at least €25,000,000.

A private placement remains possible if it requires a minimum investment of €250,000 per investor or if less than 50 persons located or resident in Belgium (other than the above defined professional investors) are targeted.

France

The 2036 Bonds may not be offered or sold to the public in France and neither this prospectus supplement, which has not been submitted to the clearance procedure of the Autorité des marchés financiers, nor any other offering material or information contained therein relating to the 2036 Bonds may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the 2036 Bonds to the public in France. Any such offers, sales and distributions may be made in France only to: (i) qualified investors (investisseurs qualifiés); and/or (ii) a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The 2036 Bonds may be resold only in compliance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier. Investors in France and persons into whose possession offering material comes must inform themselves about and observe any such restrictions.

Ireland

To the extent applicable, the Joint Dealer Managers and every dealer will not underwrite the issue of or place the 2036 Bonds otherwise than in conformity with the provisions of the Irish Investment Intermediaries Act, 1995 (as amended), including, without limitation, Sections 9, 23 (including any advertising restrictions made thereunder) and Section 37 (including any codes of conduct issued thereunder) of the provisions of the Irish Investor Compensation Act, 1998, including, without limitation, Section 21.

The Joint Dealer Managers and every dealer will not offer or sell any 2036 Bonds other than in compliance with the EU Directive 2003/6/EC on insider dealing and market manipulation, the Irish Market Abuse (Directive 2003/6/EC) Regulations, 2005 and any other applicable Irish implementing legislation.

Italy

Neither the Invitation nor this Prospectus Supplement has been cleared by Commissione Nazionale per le Società e la Borsa (CONSOB) and, accordingly, no invitation is made in the territory of the Republic of Italy to offer to exchange the Old Bonds for 2036 Bonds. Therefore: (i) this Prospectus Supplement may not be used in connection with an exchange offer or a solicitation for investment in the Republic of Italy; and (ii) neither the Issuer nor the Joint Dealer Managers: (a) has delivered or will deliver this Prospectus Supplement and any solicitation materials relating to the invitation in the Republic of Italy; (b) has solicited or will solicit exchanges of old bonds from any person within the Republic of Italy; (c) has accepted or will accept tenders of exchanges of old bonds from any persons within the Republic of Italy; and/or (d) has offered, sold or delivered, or will offer, sell or deliver, 2036 Bonds to any person within the Republic of Italy. Any tenders of exchanges or acceptance instructions, in whatever form received from persons located in Italy, shall be void and shall not be processed, validated or settled.

The Netherlands

2036 Bonds which qualify as savings certificates as defined in the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may only be transferred or accepted through the intermediary of their issuer or a Member of Euronext Amsterdam N.V. and with due observance of the Savings Certificates Act (including registration requirements). However, no such intermediary services are required in respect of: (i) the initial issue of those 2036 Bonds to the first holders thereof; (ii) any transfer and acceptance by individuals who do not act in the conduct of a profession or trade; and (iii) the transfer or acceptance of those 2036 Bonds, if they are physically issued outside the Netherlands and are not distributed in the Netherlands in the course of primary trading or immediately thereafter.

Portugal

The invitation has not been and will not be registered with the Portuguese Securities Exchange Commission (Comissão do Mercado dos Valores Mobiliários) and therefore the invitation is not directed to Portuguese resident investors and the 2036 Bonds to be given in exchange for old bonds or the 2036 Bonds to be sold may not be offered or sold to the public in Portugal or under circumstances which are deemed to be a public offer under the Portuguese Securities Code (Código dos Valores Mobiliários) and other securities legislation and regulation applicable in Portugal. In addition, this document, the prospectus and all other invitation materials are only being publicly distributed in the above noted jurisdictions where lawful and may not be publicly distributed in Portugal, nor may any publicity or marketing activities related to the invitation be conducted in Portugal.

The invitation is not addressed to holders of old bonds resident and/or located in Portugal, and no tenders from holders of old bonds resident and/or located in Portugal will be accepted, except if those holders are all institutional investors (investidores institucionais), within the meaning of article 30 of the Portuguese Securities Code or are, in aggregate, 200 or fewer (if some or all are non-institutional investors), in which case the 2036 Bonds may be offered and tendered through a private placement (oferta particular), in accordance with the relevant provisions of the Portuguese Securities Code.

Spain

The invitation does not constitute a public offer in Spain according to Article 30 bis of Act 24/1988, of 28 July, on the Securities Market, as amended by Royal Decree Law 5/2005 of 11 March, and thus, no prospectus in connection therewith shall be registered with the Spanish Securities Market Commission. Accordingly, no 2036 Bonds may be publicly offered, sold or delivered, nor any public offer in respect of old bonds made, nor may any prospectus or any other offer or publicity material relating to the invitation or the 2036 Bonds be distributed, in the Kingdom of Spain by the Republic of Panama or any person on its behalf, except in compliance with Spanish law and regulations.

United Kingdom

Each Joint Dealer Manager represented, warranted and agreed that the applicable provisions of the Financial Services and Markets Act 2000 have been complied with in respect of anything done in relation to the Invitation in, from or otherwise involving the United Kingdom.

Switzerland

The invitation is made in Switzerland on the basis of a private placement, not as a public offering. The 2036 Bonds will not be listed on the SWX Swiss Exchange. This prospectus supplement does not, therefore, constitute a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange.

VALIDITY OF THE 2036 BONDS

The validity of the 2036 Bonds will be passed upon for Panama by Lic. Oscar Ceville, the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración, and by Arnold & Porter LLP, New York, New York, United States counsel to Panama, and for the Joint Dealer Managers by Sullivan & Cromwell LLP, New York, New York, United States counsel to the Joint Dealer Managers, and by Arias, Fábrega & Fábrega, Panamanian counsel to the Joint Dealer Managers.

As to all matters of Panamanian law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración and Sullivan & Cromwell LLP may rely on the opinion of Arias, Fábrega & Fábrega. As to all matters of United States law, the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración may rely on the opinion of Arnold & Porter LLP and Arias, Fábrega & Fábrega may rely on the opinion of Sullivan & Cromwell LLP.

Because certain opinions referred to in this section with respect to the 2036 Bonds to be issued pursuant to the invitation will be rendered on the announcement date rather than the settlement date, they will assume, among other things, that the 2036 Bonds will be issued on the settlement date in accordance with the terms of the invitation and the fiscal agency agreement.

GENERAL INFORMATION

Due Authorization

Panama is authorized to enter into the invitation pursuant to Cabinet Decree No. 25 dated September 14, 2005 and Executive Decree No. 1 dated January 3, 2006.

Listing and Luxembourg Listing Agent; Luxembourg Exchange Agent

Application has been made to list the 2036 Bonds on the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF market, the alternative market of the Luxembourg Stock Exchange.

Litigation

Neither Panama nor any governmental agency of Panama is involved or has been involved in the past 12 months in any litigation or arbitration or administrative proceedings relating to claims or amounts that are material in the context of the invitation or issuance of the 2036 Bonds and that would materially and adversely affect Panama’s ability to meet its obligations under the 2036 Bonds and the fiscal agency agreement with respect to the 2036 Bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Panama is aware, threatened.

Documents Relating to the 2036 Bonds

Copies of the fiscal agency agreement and the form of the 2036 Bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the offices of the fiscal agent and the Luxembourg paying agent specified on the inside back cover of this prospectus supplement.

Where You Can Find More Information

Panama has filed its annual report for 2004 on Form 18-K (except for certain exhibits) with the SEC electronically. Panama’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov.

Such Form 18-K, together with its exhibits and amendments filed with the SEC before the end of the offering of the 2036 Bonds, is considered part of and incorporated by reference in this prospectus supplement. If any 2036 Bonds are listed on the Luxembourg Stock Exchange, copies of the most recent Panamá en Cifras (as or when available), or if Panamá en Cifras ceases to be published, comparable economic information of the Office of the Comptroller General, and any documents incorporated by reference in this prospectus supplement may be obtained in English at the office of the listing agent for the 2036 Bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The 2036 Bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg.

ANNEX A:

HYPOTHETICAL TERMS

This Annex A is intended to provide a hypothetical calculation of the principal amount of the 2036 Bonds to be exchanged for the old bonds pursuant to each accepted exchange offer. This Annex A is not complete and is qualified in its entirety by the more detailed description contained in “Terms of the Invitation” in this prospectus supplement. If there is any conflict between the information contained in this Annex A and the description contained in “Terms of the Invitation” in this prospectus supplement, the description contained in “Terms of the Invitation” will control.

		Settlement date	January 26, 2006
Assumed Clearing Spreads
		2020 Bonds	100.0 bps
		2023 Bonds	100.0 bps
		2027 Bonds	100.0 bps
		2029 Bonds	100.0 bps
		2034 Bonds	100.0 bps

2036 Bond Assumptions
		2036 Bond Spread	100.0 bps

Assumed UST Benchmark Rate
(a)		2031 UST Benchmark Rate	4.519%

2036 Bonds Information
(b)		2036 Bond Spread	100.0 bps
(c)	(a)+(b)	2036 Bond Yield	5.519%
(d)		2036 Bond Price (per US$1,000 principal amount)	1,000.00

A-1

			2020 Bonds	2023 Bonds	2027 Bonds	2029 Bonds	2034 Bonds
		Old Bond Clearing Prices
		UST Benchmark	2031 UST Benchmark Rate	2031 UST Benchmark Rate	2031 UST Benchmark Rate	2031 UST Benchmark Rate	2031 UST Benchmark Rate
(a)		UST Benchmark Rate	4.519%	4.519%	4.519%	4.519%	4.519%
(b)		Fixed Spread	100.0 bps	100.0 bps	100.0 bps	100.0 bps	100.0 bps
(c)	(a)+(b)	Yield	5.519%	5.519%	5.519%	5.519%	5.519%
(e)		Clearing Price (per US$1,000 principal amount)	1,512.58	1,421.32	1,421.13	1,500.74	1,370.65
(f)		Accrued Interest (per US$1,000 principal amount)	21.20	2.60	28.60	29.95	19.86

		Resulting Hypothetical Amount of 2036 Bonds to be received for Old Bonds
(g)		Original principal amount of old bonds accepted ($)	1,000,000.00	1,000,000.00	1,000,000.00	1,000,000.00	1,000,000.00
		2036 Bonds to be received
(h)	(g)*(e)/(d)	Principal amount of 2036 Bonds Issuable ($)	1,512,580	1,421,320	1,421,130	1,500,740	1,370,650
(i)		Decrease in bonds due to rounding ($)	580	320	130	740	650
		Principal amount of 2036 Bonds rounded ($)	1,512,000	1,421,000	1,421,000	1,500,000	1,370,000

		Accrued Interest to be received
(j)		Accrued Interest received on Old Bonds ($)	21,201.39	2,604.17	28,597.22	29,947.92	19,861.11

		Cash to be received on rounding
(k)	(i)*(d)/1,000	Cash to be received on rounding ($)	580.00	320.00	130.00	740.00	650.00

(l)	(j)+(k)	Accrued interest + cash to be received on rounding ($)	21,781.39	2,924.17	28,727.22	30,687.92	20,511.11

A-2

PROSPECTUS

REPUBLIC OF PANAMA

$2,400,000,000

Debt Securities Warrants

Panama may offer up to $2,400,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

Panama may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Panama will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Panama may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Panama has not authorized anyone to provide you with different or additional information. Panama is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should assume that the information in this prospectus, the prospectus supplement accompanying this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents.

The date of this prospectus is November 4, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Panama voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Panama, and may be accompanied by exhibits. You may read and copy any document Panama files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of these documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to http://www.sec.gov, where the SEC maintains an Internet site that contains reports and other information filed by Panama.

The SEC allows Panama to “incorporate by reference” into this prospectus the information Panama files with it. This means that Panama can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Panama incorporates by reference the following documents:

•	Panama’s Annual Report on Form 18-K for the year ended December 31, 2004; and

•	All amendments to Panama’s Annual Report on Form 18-K for the year ended December 31, 2004 filed prior to the date of this prospectus.

Panama also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Panama files a document with the SEC that is incorporated by reference, the information in that document automatically updates information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Panama at the following address:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 483-1407

DATA DISSEMINATION

Panama is a participant in the General Data Dissemination System of the International Monetary Fund, or the IMF. Countries that participate in the General Data Dissemination System make a commitment to use it as a framework to develop national systems to produce and disseminate economic, financial and socio-

demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Panama has committed to undertaking to:

•	designate a country coordinator to act as the main contact with the IMF staff on all issues relating to Panama’s participation in and implementation of the General Data Dissemination System; and

•	prepare descriptions of Panama’s statistical practices that the IMF will post on its Dissemination Standards Bulletin Board. These descriptions, or “metadata,” are intended to cover Panama’s current statistical production and dissemination practices as well as plans for short- and medium-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

The metadata prepared by participants in the General Data Dissemination System may be found on the IMF’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/dsbbho me. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator,” and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Panama will use the net proceeds from the sale of the securities for the general purposes of Panama, including the refinancing of domestic and external indebtedness of Panama and for other budgetary purposes.

DEBT SECURITIES

Panama may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Panama and the fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to such securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Glossary” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Panama must repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments will be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	the circumstances and terms, if any, under which Panama may redeem the debt securities before maturity;

•	the circumstances and terms, if any, under which the holders of the debt securities may obligate Panama to redeem, repurchase or repay their respective securities pursuant to any sinking fund or analogous provisions or at the option of those holders;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	if any amount payable in respect of the debt securities will be determined based on an index or formula, the method by which such amount will be determined;

•	if the debt securities will be issued upon the exchange or conversion of other debt securities, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	if the debt securities will be listed, the stock exchange on which they will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described under the heading “Collective Action Securities” below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Panamanian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Panama. After the return of these moneys to Panama, the holder of this debt security may thereafter look only to Panama for any payment.

Panama may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Panama and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

The debt securities of each series will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal of, interest on, and premium (if any) on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•	the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•	any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of the fiscal agency agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•	any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15,

1995 from the Minister of Planning and Economic Policy of Panama and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

•	any Lien securing Public External Indebtedness of Panama issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of Panama outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so cancelled;

•	any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•	the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues;

•	any Lien on the properties or revenues of the Development Trust Fund created by Republic of Panama Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from:

•	the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector;

•	the proceeds from sales conducted of any Interoceanic Region Assets by the Interoceanic Region Authority;

•	sums bequeathed or donated to the Development Trust Fund by any person other than Panama or any governmental agency or affiliate thereof; and

•	any earnings on properties or revenues received pursuant to the three bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•	Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of $25,000,000.

Default

Each of the following events will be an event of default with respect to each series of debt securities:

(a) default by Panama in any payment of principal of any debt securities of such series for 15 days;

(b) default by Panama in any payment of interest on any debt securities of such series for 30 days;

(c) failure of Panama to perform any other obligation under the debt securities of that series, which continues for 60 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(d) acceleration of any aggregate principal amount of Public Indebtedness of Panama that exceeds $25,000,000 (or its equivalent in any other currency) by reason of an event of default arising from Panama’s failure to make any payment of principal or interest under this Public Indebtedness when due;

(e) failure of Panama to make any payment in respect of the Public Indebtedness of Panama in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(f) declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, Public External Indebtedness of Panama which does not expressly exclude the debt securities of that series; or

(g) denial or repudiation by Panama of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described in clause (a), (b), (f) or (g) under the heading “Default” above occurs with respect to any series of debt securities, then each holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) under the heading “Default” above occurs with respect to any series of debt securities, then the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held directly or indirectly by or on behalf of Panama, any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Panama or the registered holders of these debt securities.

Panama may at any time purchase debt securities in any manner and for any price. These debt securities purchased by Panama may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 10 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting prior to the adjournment of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at an adjourned meeting, this adjourned meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters (other than those matters identified below that require the consent of all holders of the debt securities of a series) shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holders of registered debt securities of a series;

•	the record date for determining the registered owners of registered debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Amendments

and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

•	the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the debt securities of a series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of a series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of such series to be made, given or taken by holders of debt securities of such series.

The following actions may only be taken with the written consent or affirmative vote of the holder of each debt security of an affected series:

•	changing the due date for the payment of the principal of, any installment of interest on, or premium (if any) on the debt securities of such series;

•	reducing the principal amount of the debt securities of such series;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of such series;

•	reducing the interest rate on the debt securities of such series;

•	reducing the premium, if any, payable upon the redemption of any debt securities of such series;

•	changing the currency in which any amount in respect of the debt securities of that series is payable;

•	changing the required places at which any amount in respect of the debt securities of that series is payable;

•	shortening the period during which Panama is not permitted to redeem the debt securities of that series;

•	permitting Panama to redeem the debt securities of the affected series, if Panama is not otherwise permitted to redeem the debt securities of that series;

•	reducing the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the debt securities of that series.

Panama and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court renders a judgment in respect of amounts due to a holder of a debt security permitting Panama to pay such amounts in a currency (“judgment currency”) other than the currency in which the debt security was required to be paid by its terms (“debt security currency”), Panama and such holder are deemed to have agreed, to the fullest extent permitted under applicable law, that:

•	the rate of exchange for determining the amount of such judgment shall be based on the rate at which such holder, using normal banking procedures, could purchase the debt security currency with the judgment currency in the relevant principal financial center for the debt security currency, two business days preceding the date of such judgment; and

•	if on the business day following the holder’s receipt of such payment in the judgment currency, such holder is not able, in accordance with normal banking procedures, to purchase with the judgment amount at least the amount of debt security currency that was due to him under the original terms of the debt security, Panama will indemnify such holder for the shortfall; if such holder is able to purchase with such judgment currency an amount of debt security currency greater than that to which he would have been entitled, and if all of Panama’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit any excess to Panama.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities of any series by Panama will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Panama or any other jurisdiction from which or through which payment is made to holders of debt securities in respect of the debt securities, or any political subdivision or authority of or in Panama or such other jurisdiction, having power to tax (together, “Taxes”), unless such withholding or deduction is required by law. In that event, Panama shall pay such additional amounts as will result in receipt by the holders of debt securities of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any debt security of any series:

(a) to a holder where such holder is liable to pay such Taxes in respect of any debt security of such series by reason of such holder’s having some connection with Panama other than the mere holding of such debt security of such series or the receipt of principal and interest in respect thereof;

(b) to a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Panama, or any political subdivision or taxing authority of or in Panama, of such holder or the holder of any interest in such debt security of such series or rights in respect thereof, if compliance is required by Panama, or any political subdivision or taxing authority of or in Panama, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on Panama’s obligations to pay additional amounts shall not apply if such certification, identification, or other reporting requirements would be materially more onerous, in form, in procedure, or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed by United States tax law, regulation or administrative practice; or

(c) to a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s debt security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to additional amounts in respect of such Taxes on presenting such debt security for payment on any date within such 30 calendar days.

Any reference in this prospectus to “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Panama that it is unwilling, unable or no longer qualified to continue to act as depositary and Panama does not appoint a successor depositary within 90 days;

•	at any time Panama decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot have debt securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	you cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	all payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons who hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Panama has no responsibility or liability for the records of the depositary or its participants relating to the ownership of beneficial interests in the global security. Also, Panama is not responsible for maintaining, supervising or reviewing those records or payments. Panama has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Panama may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Panama to repurchase or exchange debt securities. If Panama issues any warrants, each issue of warrants will be issued under a warrant agreement between Panama and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” above as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Panama to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	the conditions, if any, under which Panama may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, any warrant agreement, the debt securities and any warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts-of-laws principles that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of Panama will govern all matters concerning authorization and execution of all agreements and securities by Panama.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court in New York City in any related proceeding (i.e., any suit, action or proceeding arising out of or relating to the debt securities or the warrants or other similar securities) and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or Federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

1212 Avenue of the Americas

10th Floor

New York, New York 10036

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1065 and 1939 of the Judicial Code of the Republic of Panama.

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

PLAN OF DISTRIBUTION

Panama may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Panama from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute these securities on a firm commitment basis. In this case, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Panama may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Panama may also sell securities of any series directly to the public or through agents designated by Panama from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Panama may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Panama under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Panama may offer the securities of any series to present holders of other securities of Panama as consideration for the purchase or exchange by Panama of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Panama may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Panama in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Panama by the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración and by Arnold & Porter LLP, United States counsel to Panama, and for the underwriters, if any, by United States counsel and Panamanian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Panamanian law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración. As to all matters of United States law, the Procurador de la Administración may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Panamanian law in this prospectus have been passed upon by the Procurador de la Administración, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

AUTHORIZED REPRESENTATIVE

The authorized representative of Panama in the United States of America is the Ambassador of Panama to the United States of America, whose address is:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

GLOSSARY

“Indebtedness” means any payment obligations (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

“Interoceanic Region Assets” means real property and properties reverting to Panama pursuant to the Panama Canal Treaty between Panama and the United States, dated September 7, 1977.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the fiscal agency agreement becomes effective or at any time thereafter.

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of Panama.

“Public Indebtedness” means any Indebtedness of, or guaranteed by, Panama which:

•	is publicly offered or privately placed in securities markets;

•	is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof;

•	is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•	has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Panama to a period in excess of one year.

THE ISSUER

The Republic of Panama Ministerio de Economía y Finanzas Dirección de Crédito Público Vía España y Calle 52 Edificio Ogawa, Piso 4 Apartado 2694, Zona 3 Panama, Republic of Panama

JOINT DEALER MANAGERS

HSBC Securities (USA) Inc. 452 Fifth Avenue, Tower 3 New York, New York 10018 United States Toll Free: 1-866-898-6997 Collect: 1-212-525-5319		J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017 United States Toll Free: 1-877-217-2484 Collect: 1-212-834-7306

EXCHANGE AGENT

Citibank, N.A.

Citigroup Centre, Canada Square, Canary Wharf

London E14 5LB

Attention: Exchange Operations

Reference: Republic of Panama Exchange Offer

Facsimile: +44 20 7508 3866

Telephone: +44 20 7508 3867

E-mail: exchange.gats@citigroup.com

LUXEMBOURG EXCHANGE AGENT

Dexia Banque Internationale à Luxembourg, société anonyme

69 route d’Esch

L-2953 Luxembourg

Attention: Transaction Execution Group

Attention: Luxembourg Exchange Agent

Reference: Republic of Panama

Facsimile: (352) 4590 4227

Telephone: (352) 45901

FISCAL AGENT		PAYING AGENT AND TRANSFER AGENT

JPMorgan Chase Bank, N.A. Worldwide Securities Services 4 New York Plaza - 15th Floor New York, New York 10004 United States		J.P. Morgan Bank Luxembourg S.A. 6, route de Trèves L-2633 Senningerberg Luxembourg

LEGAL ADVISORS

To Panama, as to U.S. law: Arnold & Porter LLP 399 Park Avenue New York, New York 10022 United States		To the Joint Dealer Managers, as to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Panama, as to Panamanian law: Lic. Oscar Ceville Procurador de la Administración Apartado Postal 10288 Panama 4, Republic of Panama		To the Joint Dealer Managers, as to Panamanian law: Arias, Fábrega & Fábrega Edificio Plaza 2000 Calle 50, Apartado 6307 Panama 5, Republic of Panama

LUXEMBOURG LISTING AGENT		INFORMATION AGENT

J.P. Morgan Bank Luxembourg S.A. 6, route de Trèves L 2633 Senningerberg Luxembourg		D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 United States